    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 31, 2003
                                                     REGISTRATION NO. 333-

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

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                              KINDER MORGAN, INC.
             (Exact name of registrant as specified in its charter)

            KANSAS                                  4923                     48-0290000
(State or other jurisdiction            (Primary Standard Industrial      (I.R.S. Employer
of incorporation or organization)        Classification Code Number)     Identification No.)

                                                             JOSEPH LISTENGART
         ONE ALLEN CENTER, SUITE 1000                   ONE ALLEN CENTER, SUITE 1000
              500 DALLAS STREET                              500 DALLAS STREET
             HOUSTON, TEXAS 77002                           HOUSTON, TEXAS 77002
                (713) 369-9000                                 (713) 369-9000
 (Address, including zip code, and telephone    (Address, including zip code, and telephone
 number, including area code, of registrant's   number, including area code, of registrant's
         principal executive offices)                  agent for service of process)

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                                    COPY TO:
                                 GARY W. ORLOFF
                         BRACEWELL & PATTERSON, L.L.P.
                     SOUTH TOWER PENNZOIL PLACE, SUITE 2900
                              711 LOUISIANA STREET
                           HOUSTON, TEXAS 77002-2781
                             PHONE: (713) 221-1306
                              FAX: (713) 221-2166

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     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this Form are to be offered in connection with the formation of a holding company or there is compliance with General Instruction G, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

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                                                     PROPOSED MAXIMUM     PROPOSED MAXIMUM
   TITLE OF EACH CLASS OF         AMOUNT TO BE        OFFERING PRICE         AGGREGATE            AMOUNT OF
 SECURITIES TO BE REGISTERED       REGISTERED          PER UNIT(1)       OFFERING PRICE(1)     REGISTRATION FEE
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6.50% Senior Notes due
  2012.......................     $250,000,000             100%             $250,000,000           $23,000
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(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

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     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED JANUARY 31, 2003

                                  $250,000,000

                              KINDER MORGAN, INC.

                               OFFER TO EXCHANGE
                      6.50% EXCHANGE SENIOR NOTES DUE 2012
            FOR ANY AND ALL OUTSTANDING 6.50% SENIOR NOTES DUE 2012

     This prospectus, and accompanying letter of transmittal, relate to our proposed exchange offer. We are offering to exchange up to $250,000,000 aggregate principal amount of new 6.50% senior notes due 2012, which we call the exchange notes and which will be freely transferable, for any and all outstanding 6.50% senior notes due 2012, which we call the original notes, previously issued in a private offering and which have certain transfer restrictions. The exchange notes are identical to the 6.50% senior notes due 2012 that we issued in November 2002, and which we refer to in this prospectus as the "existing 2002 notes." The exchange offer does not apply to the existing 2002 notes. We expect the exchange notes to bear the same CUSIP number as the existing 2002 notes and to be interchangeable with the existing 2002 notes.

     In this prospectus we sometimes refer to the exchange notes and the original notes collectively as the notes.

     - The exchange offer expires at 5:00 p.m., New York City time, on
                           , 2003, unless extended.

     - The terms of the exchange notes are substantially identical to the terms of the original notes, except that the exchange notes will be freely transferable and issued free of any covenants regarding exchange and registration rights.

     - All original notes that are validly tendered and not validly withdrawn will be exchanged.

     - Tenders of original notes may be withdrawn at any time prior to expiration of the exchange offer.

     - We will not receive any proceeds from the exchange offer.

     - The exchange of original notes for exchange notes will not be a taxable event for United States federal income tax purposes.

     - Holders of original notes do not have any appraisal or dissenters' rights in connection with the exchange offer.

     - Original notes not exchanged in the exchange offer will remain outstanding and be entitled to the benefits of the indenture, but except under certain circumstances, will have no further exchange or registration rights under the registration rights agreement discussed in this prospectus.

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     PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF FACTORS YOU SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER.

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     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the exchange notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus, the accompanying letter of transmittal and related documents and any amendments or supplements to this prospectus carefully before making your investment decision.

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           The date of this prospectus is                     , 2003.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Summary.....................................................    1
Risk Factors................................................    6
The Exchange Offer..........................................    9
Use of Proceeds.............................................   20
Summary Historical Financial Data...........................   21
Consolidated Ratios of Earnings to Fixed Charges............   23
Capitalization..............................................   24
Description of Notes........................................   25
Book-Entry, Delivery and Form...............................   30
Material United States Federal Income Tax Considerations....   32
Validity of the Exchange Notes..............................   33
Experts.....................................................   33
Where You Can Find More Information.........................   34
Information Regarding Forward-Looking Statements............   35
Annex A -- Letter of Transmittal............................  A-1

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     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THIS PROSPECTUS MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THE NOTES. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THOSE DATES.

                                    SUMMARY

     This summary highlights information appearing in other sections of this prospectus. It may not contain all of the information that is important to you. This prospectus includes or incorporates by reference information about the notes, the exchange offer, our business and our financial and operating data. Before making an investment decision, we encourage you to read the entire prospectus carefully, including the "Risk Factors" section and the financial statements and the footnotes to those statements, which are incorporated by reference in this prospectus.

                              KINDER MORGAN, INC.

BUSINESS DESCRIPTION

     We are a Kansas corporation incorporated in 1927 with our common stock listed on the NYSE under the symbol "KMI." We are one of the largest energy storage and transportation companies in the United States, operating, either for ourselves or on behalf of Kinder Morgan Energy Partners, L.P., more than 30,000 miles of natural gas and products pipelines. We own and operate Natural Gas Pipeline Company of America, a major interstate natural gas pipeline system with approximately 10,000 miles of pipelines and associated storage facilities. We own and operate a retail natural gas distribution business serving approximately 233,000 customers in Colorado, Nebraska and Wyoming. We construct, operate and, in some cases, own interests in natural gas-fired electric generation facilities.

     We own the general partner of, and a significant limited partner interest in, Kinder Morgan Energy Partners, the largest publicly traded limited partnership in the pipeline industry in terms of market capitalization and the largest independent products pipeline system in the United States in terms of volumes delivered. Kinder Morgan Energy Partners also owns and/or operates a diverse group of assets used in the transportation, storage and processing of energy products, including refined petroleum products pipeline systems with more than 10,000 miles of pipeline and over 32 associated terminals. It owns 10,000 miles of natural gas transportation pipelines and natural gas gathering and storage facilities. Kinder Morgan Energy Partners also transports by pipeline and markets carbon dioxide, commonly called CO(2), to oil fields which use CO(2) to increase production, owns interests in four West Texas oil fields and owns or operates 44 liquid and bulk terminal facilities.

BUSINESS STRATEGY

     Our objective is to grow by:

     - providing, for a fee, transportation, storage and handling services which are core to the energy infrastructure of growing markets;

     - increasing utilization of assets while controlling costs;

     - leveraging economies of scale from incremental acquisitions; and

     - maximizing the benefits of our financial structure.

     We primarily transport and/or handle products for a fee and generally are not engaged in the unmatched purchase and resale of commodity products. As a result, we do not face significant risks relating directly to movements in commodity prices.

     Generally, as utilization of our pipelines and terminals increases, our fee-based revenues increase. Increases in utilization are principally driven by increases in demand for gasoline, jet fuel, natural gas and other energy products transported and handled by us. Increases in demand for these products are generally driven by demographic growth in markets we serve, including the rapidly growing western and southeastern United States.

RECENT DEVELOPMENTS

     On January 15, 2003, we reported unaudited results for the fourth quarter and full year of 2002 that included net income per diluted share of $2.45 for 2002 compared to $1.86 in 2001. In addition, we reported diluted earnings per share from continuing operations in 2002 before special items of $2.85, an increase of 45% from $1.96 in 2001. Comparable earnings per share for the fourth quarter were $0.82, an increase of 37% from $0.60 in 2001. The special items were previously announced non-cash gains and losses that were recorded in the fourth quarter. These items included the reduction in carrying value of certain power assets, income tax adjustments which are primarily the effect of a reduction in the tax rate on the deferred tax account and the net impact of certain other smaller non-recurring gains and losses. After accounting for these special items, diluted earnings per share from continuing operations for 2002 were $2.50, compared to $1.97 in 2001. In the fourth quarter, we also recorded a charge to discontinued operations and an extraordinary loss from early extinguishment of debt that reduced income by $0.05 per diluted share. These unaudited results are shown in the following table.

                                                       THREE MONTHS ENDED       12 MONTHS ENDED
                                                          DECEMBER 31,           DECEMBER 31,
                                                       -------------------     -----------------
                                                        2002        2001        2002       2001
                                                       -------     -------     ------     ------
Diluted EPS From Continuing Operations Before Special
  Items..............................................  $ 0.82      $ 0.60      $ 2.85     $ 1.96
Special Items:
  Adjustment to Carrying Value of Power Assets.......   (0.68)         --       (0.68)        --
  Income Tax Adjustments.............................    0.42          --        0.34         --
  Miscellaneous......................................   (0.01)         --       (0.01)      0.01
                                                       ------      ------      ------     ------
Diluted EPS from Continuing Operations...............    0.55        0.60        2.50       1.97
Discontinued Operations..............................   (0.04)         --       (0.04)        --
Extraordinary Loss on Early Retirement of Debt.......   (0.01)         --       (0.01)     (0.11)
                                                       ------      ------      ------     ------
Diluted Earnings per Common Share....................  $ 0.50      $ 0.60      $ 2.45     $ 1.86
                                                       ======      ======      ======     ======

     Effective October 1, 2002, we purchased for $105.5 million in cash the stock of the Questar Pipeline Company affiliate that indirectly owns the 50% interest in TransColorado Gas Transmission Company that we did not already own. This acquisition settled all outstanding and previously disclosed litigation between Questar and us. As a result of this transaction, we now own 100% of the stock of TransColorado Gas Transmission Company.

OFFICES

     The address of our principal executive offices is One Allen Center, Suite 1000, 500 Dallas Street, Houston, Texas 77002, and our telephone number at this address is (713) 369-9000.

                               THE EXCHANGE OFFER

Registration Rights
Agreement.....................   We sold $250 million in aggregate principal
                                 amount of original notes to qualified
                                 institutional buyers as defined in Rule 144A under the Securities Act through Wachovia
                                 Securities, Inc. and Barclays Capital Inc., as initial purchasers. We entered into a registration rights agreement with the initial purchasers which grants the holders of the original notes certain exchange and registration rights. The exchange offer made hereby is intended to satisfy such exchange rights.

The Exchange Offer............   $1,000 principal amount of exchange notes in
                                 exchange for each $1,000 principal amount of original notes. As of the date hereof, $250 million aggregate principal amount of the original notes are outstanding. We will issue exchange notes to holders on the earliest practicable date following the Expiration Date.

Resales of the Exchange
Notes.........................   Based on an interpretation by the staff of the
                                 SEC set forth in no-action letters issued to third parties, we believe that, except as described below, the exchange notes issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by a holder thereof, other than any such holder that is an "affiliate" of ours within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the
                                 Securities Act, provided that such exchange notes are acquired in the ordinary course of such holder's business and that such holder has no arrangement or understanding with any person to participate in the distribution of such exchange notes.

                                 Each broker-dealer that receives exchange notes pursuant to the exchange offer in exchange for original notes that such broker-dealer acquired for its own account as a result of market-making activities or other trading activities, other than original notes acquired directly from us or our affiliates, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

                                 If we receive certain notices in the letter of transmittal, this prospectus, as it may be amended or supplemented from time to time, may be used for the appropriate time period by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and not acquired directly from us. We have agreed that, if we receive certain notices in the letter of transmittal, we will make this prospectus available to any such broker-dealer for use in connection with any such resale.

                                 The letter of transmittal requires
                                 broker-dealers tendering original notes in the exchange offer to indicate whether such broker-dealer acquired the original notes for its own account as a result of market-making activities or other trading activities, other than original notes acquired directly from us or any of our affiliates. If no broker-dealer indicates that the original notes were so acquired, we have no obligation under the registration rights agreement to maintain the effectiveness of the registration statement past the consummation of the exchange offer or to allow the use of this prospectus for such resales. See "The Exchange Offer -- Registration Rights" and "-- Resale of the Exchange Notes; Plan of Distribution."

Expiration Date...............   The exchange offer expires at 5:00 p.m., New
                                 York City time, on                     , 2003,
                                 unless we extend the exchange offer in our sole discretion, in which case the term "Expiration
                                 Date" means the latest date and time to which the exchange offer is extended.

Conditions to the Exchange
Offer.........................   The exchange offer is subject to certain
                                 conditions which we may waive. See "The
                                 Exchange Offer -- Conditions to the Exchange
                                 Offer."

Procedures for Tendering the
Original Notes................   Each holder of original notes wishing to accept
                                 the exchange offer must complete, sign and date the accompanying letter of transmittal in accordance with the instructions contained in this prospectus and in the letter of transmittal, and mail or otherwise deliver such letter of transmittal together with the original notes and any other required documentation to the exchange agent identified below under "Exchange Agent" at the address set forth in this prospectus. By executing the letter of transmittal, a holder will make certain representations to us. See "The
                                 Exchange Offer -- Registration Rights" and
                                 "-- Procedures for Tendering Original Notes."

Special Procedures for
Beneficial Owners.............   Any beneficial owner whose original notes are
                                 registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on such beneficial owner's behalf. See "The Exchange Offer --
                                 Procedures for Tendering Original Notes."

Guaranteed Delivery
Procedures....................   Holders of original notes who wish to tender
                                 their original notes when those securities are not immediately available or who cannot deliver their original notes, the letter of transmittal or any other documents required by the letter of transmittal to the exchange agent prior to the Expiration Date must tender their original notes according to the guaranteed delivery procedures set forth in "The Exchange
                                 Offer -- Procedures for Tendering Original
                                 Notes -- Guaranteed Delivery."

Withdrawal Rights.............   Tenders of original notes pursuant to the
                                 exchange offer may be withdrawn at any time prior to the Expiration Date.

Acceptance of Original Notes
and Delivery of Exchange
Notes.........................   We will accept for exchange any and all
                                 original notes that are properly tendered in the exchange offer, and not withdrawn, prior to the exchange offer's Expiration Date. The exchange notes issued pursuant to the exchange offer will be issued on the earliest practicable date following our acceptance for exchange of original notes. See "The Exchange
                                 Offer -- Terms of the Exchange Offer."

Exchange Agent................   Wachovia Bank, National Association is serving
                                 as exchange agent in connection with the exchange offer.

Federal Income Tax
Considerations................   The exchange of original notes for exchange
                                 notes pursuant to the exchange offer will not be treated as a taxable exchange for federal income tax purposes. See "Material United
                                 States Federal Income Tax Considerations."

                                  RISK FACTORS

     You should carefully consider the risks described below, in addition to other information contained or incorporated by reference in this prospectus. Realization of any of the following risks could have a material adverse effect on our business, financial condition, cash flows and results of operations.

     WE ARE HIGHLY DEPENDENT UPON THE EARNINGS AND DISTRIBUTIONS OF KINDER MORGAN ENERGY PARTNERS, L.P. For 2001, approximately 40% of our income before interest and income taxes was attributable to our general and limited partner interests in Kinder Morgan Energy Partners, L.P. A significant decline in Kinder Morgan Energy Partners' earnings and/or cash distributions would have a corresponding negative impact on us.

     COMPETITION COULD ULTIMATELY LEAD TO LOWER LEVELS OF PROFITS AND ADVERSELY IMPACT OUR ABILITY TO RECONTRACT FOR EXPIRING TRANSPORTATION CAPACITY AT FAVORABLE RATES. For 2001, approximately 56% of our income before interest and income taxes was attributable to the results of operations of Natural Gas Pipeline Company of America, an interstate pipeline that is a major supplier to the Chicago, Illinois area. In recent periods, interstate pipeline competitors of Natural Gas Pipeline Company of America have constructed or expanded pipeline capacity into the Chicago area, although additional take-away capacity has also been constructed. To the extent that an excess of supply into this market area is created and persists, Natural Gas Pipeline Company of America's ability to recontract for expiring transportation capacity at favorable rates could be impaired.

     OUR LARGE AMOUNT OF FLOATING RATE DEBT MAKES US VULNERABLE TO INCREASES IN INTEREST RATES. At September 30, 2002, we had approximately $1.9 billion of debt subject to floating interest rates. Should interest rates increase significantly, our earnings would be adversely affected.

     THE RATES WE CHARGE SHIPPERS ON OUR PIPELINE SYSTEMS ARE SUBJECT TO REGULATORY APPROVAL AND OVERSIGHT. Regulators and shippers on our pipelines have rights to challenge the rates we charge under certain circumstances prescribed by applicable regulations. We can provide no assurance that we will not face challenges to the rates we receive on our pipeline systems in the future.

     SUSTAINED PERIODS OF WEATHER INCONSISTENT WITH NORMAL IN AREAS SERVED BY OUR NATURAL GAS TRANSPORTATION AND DISTRIBUTION OPERATIONS CAN CREATE VOLATILITY IN OUR EARNINGS. Weather-related factors such as temperature and rainfall at certain times of the year affect our earnings in our natural gas transportation and retail natural gas distribution businesses. Sustained periods of temperatures and rainfall that differ from normal can create volatility in our earnings.

     PROPOSED RULEMAKING BY THE FEDERAL ENERGY REGULATORY COMMISSION OR OTHER REGULATORY AGENCIES HAVING JURISDICTION COULD ADVERSELY IMPACT OUR INCOME AND OPERATIONS. For example, on September 27, 2001, FERC issued a Notice of Proposed Rulemaking in Docket No. RM01-10. The proposed rule would expand FERC's current standards of conduct to include a regulated transmission provider and all of its energy affiliates. It is not known whether FERC will issue a final rule in this docket and, if it does, whether as a result we could incur increased costs and increased difficulty in our operations. Generally speaking, new regulations or different interpretations of existing regulations applicable to our assets could have a negative impact on our business, financial condition and results of operations.

     ENVIRONMENTAL REGULATION COULD RESULT IN INCREASED OPERATING AND CAPITAL COSTS FOR US. Our business operations are subject to federal, state and local laws and regulations relating to environmental protection. If an accidental leak or spill occurs from our pipelines or at our storage or other facilities, we may have to pay a significant amount to clean up the leak or spill or pay for government penalties, liability to government agencies for natural resource damage, personal injury or property damage to private parties or significant business interruption. The resulting costs and liabilities could negatively affect our level of earnings and cash flow. In addition, emission controls required under federal and state environmental laws could require significant capital expenditures at our facilities. The impact of Environmental Protection Agency standards or future environmental measures on us could increase our costs significantly if environmental laws and regulations become stricter. Since the costs of environmental regulation are already significant, additional regulation could negatively affect our business.

     We own or operate numerous properties that have been used for many years in connection with pipeline activities. While we have utilized operating and disposal practices that were standard in the industry at the time, hydrocarbons or other wastes may have been released on our properties or on other properties where such wastes have been taken for disposal. In addition, many of these properties have been operated by third parties whose management and disposal of hydrocarbons or other wastes was not under our control. These properties and the wastes disposed thereon may be subject to laws such as the Comprehensive Environmental Response, Compensation, and Liability Act, also known as CERCLA or the Superfund law, which impose joint and several liability without regard to fault or the legality of the original conduct. Under such laws and implementing regulations, we could be required to remove or remediate previously disposed wastes or property contamination, including groundwater contamination caused by prior owners or operators. Imposition of such liability schemes could have a material adverse impact our operations and financial position.

     THE DISTRESSED FINANCIAL CONDITION OF SOME OF OUR CUSTOMERS COULD HAVE AN ADVERSE IMPACT ON US IN THE EVENT THESE CUSTOMERS ARE UNABLE TO PAY US FOR THE SERVICES WE PROVIDE. Some of our customers are experiencing severe financial problems. The bankruptcy of one or more of them, or some other similar proceeding or liquidity constraint, might make it unlikely that we would be able to collect all or a significant portion of amounts owed by these customers.

     INCREASED REGULATORY REQUIREMENTS RELATING TO THE INTEGRITY OF OUR PIPELINES WILL REQUIRE US TO SPEND ADDITIONAL MONEY TO COMPLY WITH THESE REQUIREMENTS. Through our regulated pipeline businesses, we are subject to extensive laws and regulations related to pipeline integrity. Compliance with existing regulations requires significant expenditures. Additional laws and regulations that may be enacted in the future could significantly increase the amount of these expenditures.

     THERE IS NO PUBLIC MARKET FOR THE NOTES AND YOU CANNOT BE SURE AN ACTIVE TRADING MARKET FOR THE NOTES WILL DEVELOP. The original notes have not been registered under the Securities Act, and may not be resold by purchasers thereof unless the original notes are subsequently registered or an exemption from the registration requirements of the Securities Act is available. There can be no assurance, even following registration or exchange of the original notes for exchange notes, that an active trading market for the original notes or the exchange notes will exist. At the time of the private placement of the original notes, the initial purchasers advised us that they intended to make a market in the original notes and, if issued, the exchange notes. However, the initial purchasers are not obligated to make a market in the original notes or the exchange notes, and any such market-making may be discontinued at any time at the sole discretion of the initial purchasers. No assurance can be given as to the liquidity of or trading market for the original notes or the exchange notes.

     The liquidity of any market for the notes will depend upon the number of holders of the notes, our performance, the market for similar securities, the interest of securities dealers in making a market in the notes and other factors.

     THE MARKET VALUE OF YOUR ORIGINAL NOTES MAY BE LOWER IF YOU DO NOT EXCHANGE YOUR ORIGINAL NOTES OR FAIL TO PROPERLY TENDER YOUR ORIGINAL NOTES FOR EXCHANGE.

     CONSEQUENCES OF FAILURE TO EXCHANGE. To the extent that original notes are tendered and accepted for exchange pursuant to the exchange offer, the trading market for original notes that remain outstanding may be significantly more limited, which might adversely affect the liquidity of the original notes not tendered for exchange. The extent of the market and the availability of price quotations for original notes will depend upon a number of factors, including the number of holders of original notes remaining at such time and the interest in maintaining a market in such original notes on the part of securities firms. An issue of securities with a smaller outstanding market value available for trading, called the "float," may command a lower price than would a comparable issue of securities with a greater float. Therefore, the market price for original notes that are not exchanged in the exchange offer may be affected adversely to the extent that the amount of original notes exchanged pursuant to the exchange offer reduces the float. The reduced float also may tend to make the trading price of the original notes that are not exchanged more volatile.

     CONSEQUENCES OF FAILURE TO PROPERLY TENDER. Issuance of the exchange notes in exchange for the original notes pursuant to the exchange offer will be made following the prior satisfaction, or waiver, of the conditions set forth in "The Exchange Offer -- Conditions to the Exchange Offer" and only after timely receipt by the exchange agent of such original notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, holders of original notes desiring to tender such original notes in exchange for exchange notes should allow sufficient time to ensure timely delivery of all required documentation. Neither we, the exchange agent nor any other person is under any duty to give notification of defects or irregularities with respect to the tenders of original notes for exchange. Original notes that may be tendered in the exchange offer but which are not validly tendered will, following the consummation of the exchange offer, remain outstanding and will continue to be subject to the same transfer restrictions currently applicable to such original notes.

                               THE EXCHANGE OFFER

REGISTRATION RIGHTS

     At the closing of the offering of the original notes, we entered into the registration rights agreement with the initial purchasers pursuant to which we agreed, for the benefit of the holders of the original notes, at our cost,

     - within 120 days after the date of the original issuance of the original notes, to file an exchange offer registration statement with the SEC with respect to the exchange offer for the exchange notes, and

     - to use our reasonable efforts to cause the exchange offer registration statement to be declared effective under the Securities Act within 210 days after the date of original issuance of the original notes.

     Upon the exchange offer registration statement being declared effective, we agreed to offer the exchange notes in exchange for surrender of the original notes. We agreed to keep the exchange offer open for not less than 30 days, or longer if required by applicable law.

     For each original note surrendered to us pursuant to the exchange offer, the holder of such original note will receive an exchange note having a principal amount equal to that of the surrendered original note. Interest on each exchange note will accrue from the last interest payment date on which interest was paid on the original note surrendered in exchange therefor or, if no interest has been paid on such original note, from the date of its original issue. The registration rights agreement also provides an agreement to include in the prospectus for the exchange offer certain information necessary to allow a broker-dealer who holds original notes that were acquired for its own account as a result of market-making activities or other ordinary course trading activities (other than original notes acquired directly from us or one of our affiliates) to exchange such original notes pursuant to the exchange offer and to satisfy the prospectus delivery requirements in connection with resales of exchange notes received by such broker-dealer in the exchange offer. We agreed to maintain the effectiveness of the registration statement for these purposes for 120 days after the consummation of the exchange offer.

     The preceding agreement is needed because any broker-dealer who acquires original notes for its own account as a result of market-making activities or other trading activities is required to deliver a prospectus meeting the requirements of the Securities Act. This prospectus covers the offer and sale of the exchange notes pursuant to the exchange offer made pursuant to this prospectus and the resale of exchange notes received in the exchange offer by any broker-dealer who held original notes acquired for its own account as a result of market-making activities or other trading activities other than original notes acquired directly from us or one of our affiliates.

     Under existing interpretations of the staff of the SEC contained in several no-action letters to third parties, the exchange notes will in general be freely tradeable after the exchange offer without further registration under the Securities Act. However, any purchaser of original notes who is an "affiliate" of ours or who intends to participate in the exchange offer for the purpose of distributing the related exchange notes

     - will not be able to rely on the interpretation of the staff of the SEC,

     - will not be able to tender its original notes in the exchange offer, and

     - must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the original notes unless such sale or transfer is made pursuant to an exemption from such requirements.

     Each holder of the original notes, other than certain specified holders, who wishes to exchange original notes for exchange notes in the exchange offer will be required to make certain representations, including that

     - it is not an affiliate of ours,

     - any exchange notes to be received by it were acquired in the ordinary course of its business, and

     - at the time of commencement of the exchange offer, it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes.

     In the event that any changes in law or the applicable interpretations of the staff of the SEC do not permit us to effect the exchange offer, or if for any other reason the exchange offer is not consummated within 210 days of the date of issuance and sale of the original notes, or the exchange offer is not available to the initial purchasers based upon an opinion of counsel, we will, at our cost,

     - as promptly as practicable, file a shelf registration statement (which may be an amendment of the registration statement of which this prospectus is a part) covering resales of the original notes,

     - use all reasonable efforts to cause the shelf registration statement to be declared effective under the Securities Act, and

     - use all reasonable efforts to keep effective the shelf registration statement until two years after the date of original issuance of the original notes, or, if Rule 144(k) under the Securities Act is amended to provide a shorter restricted period, such shorter period, or until all original notes have been sold.

     We will, in the event of the filing of a shelf registration statement, provide to each holder of the original notes copies of the prospectus which is a part of the shelf registration statement, notify each such holder when the shelf registration statement for the original notes has become effective, and take certain other actions as are required to permit unrestricted resales of the original notes. A holder of original notes that sells such original notes pursuant to the shelf registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement which are applicable to such holder, including certain indemnification obligations. In addition, each holder of the original notes will be required to deliver information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement in order to have their original notes included in the shelf registration statement and to benefit from the provisions regarding liquidated damages set forth in the following paragraph.

     We will pay liquidated damages on the original notes upon the occurrence of any of the following events:

     - if the exchange offer registration statement or shelf registration statement is not filed within 120 days following the date of original issuance of the original notes, then commencing on the 121st day after the date of original issuance of the original notes, liquidated damages shall accrue on the original notes over and above the otherwise applicable interest rate at a rate of .25% per year;

     - if an exchange offer registration statement or a shelf registration statement is filed and is not declared effective within 210 days following the date of original issuance of the original notes, then commencing on the 211th day after the date of original issuance of the original notes, liquidated damages shall accrue on the original notes over and above the otherwise applicable interest rate at a rate of .25% per year; or

     - if either:

          (A) we have not issued exchange notes for all original notes validly tendered in accordance with the terms of the exchange offer on or prior to 45 business days after the date on which the exchange offer registration statement was declared effective; or

          (B) the shelf registration statement has been declared effective but such shelf registration statement ceases to be effective at any time:

             (1) prior to the expiration of the second anniversary of the date of original issuance of the original notes, or, if Rule 144(k) is amended to provide a shorter restrictive period, such shorter period, and

             (2) while any registrable securities are outstanding, then liquidated damages shall accrue on the original notes over and above the otherwise applicable interest rate at a rate of .25% per year commencing on the 46th business day after such effective date, in the case of (A) above, or the day such shelf registration statement ceases to be effective, in the case of (B) above.

     The foregoing circumstances under which we may be required to pay liquidated damages are not cumulative. In no event will the liquidated damages rate on the original notes exceed .25% per year. Further, any liquidated damages will cease to accrue when all of the events described above have been cured or upon the expiration of the second anniversary of the date of original issuance of the original notes, or, if Rule 144(k) is amended to provide a shorter restrictive period, the shorter period. For purposes of clarifying the foregoing provisions, the registration rights agreement states that liquidated damages shall not accrue at any time that there are no registrable securities outstanding. The receipt of liquidated damages will be the sole monetary remedy available to a holder if we fail to meet these obligations.

     This summary of the material provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.

     Except as set forth above, after consummation of the exchange offer, holders of original notes which are the subject of the exchange offer have no registration or exchange rights under the registration rights agreement. See "-- Consequences of Failure to Exchange," and "-- Resale of the Exchange Notes; Plan of Distribution."

CONSEQUENCES OF FAILURE TO EXCHANGE

     The original notes which are not exchanged for exchange notes pursuant to the exchange offer and are not included in a resale prospectus which, if required, will be filed as part of an amendment to the registration statement of which this prospectus is a part, will remain restricted securities and subject to restrictions on transfer. Accordingly, such original notes may only be resold

          (1) to us, upon redemption thereof or otherwise,

          (2) so long as the original notes are eligible for resale pursuant to Rule 144A, to a person whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act, purchasing for its own account or for the account of a qualified institutional buyer to whom notice is given that the resale, pledge or other transfer is being made in reliance on Rule 144A,

          (3) in an offshore transaction in accordance with Regulation S under the Securities Act,

          (4) pursuant to an exemption from registration in accordance with Rule 144, if available, under the Securities Act,

          (5) in reliance on another exemption from the registration requirements of the Securities Act, or

          (6) pursuant to an effective registration statement under the Securities Act.

     In all of the situations discussed above, the resale must be in accordance with any applicable securities laws of any state of the United States and subject to certain requirements of the registrar or co-registrar being met, including receipt by the registrar or co-registrar of a certification and, in the case of (3), (4) and (5) above, an opinion of counsel reasonably acceptable to us and the registrar.

     To the extent original notes are tendered and accepted in the exchange offer, the principal amount of outstanding original notes will decrease with a resulting decrease in the liquidity in the market for the original notes. Accordingly, the liquidity of the market of the original notes could be adversely affected. See "Risk Factors -- Consequences of Failure to Exchange."

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, a copy of which is attached to this prospectus as Annex A, we will accept any and all original notes validly tendered and not withdrawn prior to the Expiration Date. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of original notes accepted in the exchange offer. Holders may tender some or all of their original notes pursuant to the exchange offer. However, original notes may be tendered only in integral multiples of $1,000 principal amount.

     The form and terms of the exchange notes are the same as the form and terms of the original notes, except that

     - the exchange notes will have been registered under the Securities Act and will not bear legends restricting their transfer pursuant to the Securities Act, and

     - except as otherwise described above, holders of the exchange notes will not be entitled to the rights of holders of original notes under the registration rights agreement.

     The exchange notes will evidence the same debt as the original notes which they replace, and will be issued under, and be entitled to the benefits of, the indenture which governs all of the notes.

     Solely for reasons of administration and for no other purpose, we have
fixed the close of business on January   , 2003 as the record date for the
exchange offer for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially. Only a registered holder of original notes or such holder's legal representative or attorney-in-fact as reflected on the records of the trustee under the indenture may participate in the exchange offer. There will be no fixed record date for determining registered holders of the original notes entitled to participate in the exchange offer.

     Holders of the original notes do not have any appraisal or dissenters' rights under Kansas law or the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

     We shall be deemed to have accepted validly tendered original notes when, as and if we have given oral or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders of the original notes for the purposes of receiving the exchange notes. The exchange notes delivered pursuant to the exchange offer will be issued on the earliest practicable date following our acceptance for exchange of original notes.

     If any tendered original notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth in this prospectus or otherwise, certificates for any such unaccepted original notes will be returned, without expense, to the tendering holder of the original notes as promptly as practicable after the Expiration Date.

     Holders who tender original notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of the original notes pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. See "-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" with respect to the exchange offer shall mean
5:00 p.m., New York City time, on           , 2003, unless we, in our sole
discretion, extend the exchange offer, in which case the term "Expiration Date" shall mean the latest date and time to which the exchange offer is extended.

     In order to extend the exchange offer, we will notify the exchange agent of any extension by oral or written notice and will make a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date of the exchange offer.

     We reserve the right, in our sole discretion,

          - to delay accepting any original notes,

          - to extend the exchange offer,

          - if any of the conditions set forth below under "-- Conditions to the Exchange Offer" have not been satisfied, to terminate the exchange offer, or

          - to amend the terms of the exchange offer in any manner.

     We may effect any such delay, extension or termination by giving oral or written notice thereof to the exchange agent.

     Except as specified in the second paragraph under this heading, any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders of the original notes. The exchange offer will then be extended for a period of five to 10 business days, as required by law, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during such five to 10 business day period.

     Without limiting the manner in which we may choose to make a public announcement of any delay, extension, termination or amendment of the exchange offer, we shall not have an obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release of the announcement to the Dow Jones News Service.

PROCEDURES FOR TENDERING ORIGINAL NOTES

     Tenders of Original Notes. The tender by a holder of original notes pursuant to any of the procedures set forth below will constitute the tendering holder's acceptance of the terms and conditions of the exchange offer.

     Our acceptance for exchange of original notes tendered pursuant to any of the procedures described below will constitute a binding agreement between such tendering holder and us in accordance with the terms and subject to the conditions of the exchange offer. Only holders are authorized to tender their original notes. The procedures by which original notes may be tendered by beneficial owners that are not holders will depend upon the manner in which the original notes are held.

     DTC has authorized DTC participants that are beneficial owners of original notes through DTC to tender their original notes as if they were holders. To effect a tender, DTC participants should either (1) complete and sign the letter of transmittal or a facsimile thereof, have the signature thereon guaranteed if required by Instruction 1 of the letter of transmittal, and mail or deliver the letter of transmittal or such facsimile pursuant to the procedures for book-entry transfer set forth below under "-- Book-Entry Delivery Procedures," or (2) transmit their acceptance to DTC through the DTC Automated Tender Offer Program ("ATOP"), for which the transaction will be eligible, and follow the procedures for book-entry transfer, set forth below under "-- Book-Entry Delivery Procedures."

     Tender of Original Notes Held in Physical Form. To tender effectively original notes held in physical form pursuant to the exchange offer,

     - a properly completed letter of transmittal applicable to such notes (or a facsimile thereof) duly executed by the holder thereof, and any other documents required by the letter of transmittal, must be received by the exchange agent at one of its addresses set forth below, and tendered original notes must be received by the exchange agent at such address (or delivery effected through the deposit of original notes into the exchange agent's account with DTC and making book-entry delivery as set forth below) on or prior to the Expiration Date of the exchange offer, or

     - the tendering holder must comply with the guaranteed delivery procedures set forth below.

     LETTERS OF TRANSMITTAL OR ORIGINAL NOTES SHOULD BE SENT ONLY TO THE EXCHANGE AGENT AND SHOULD NOT BE SENT TO US.

     Tender of Original Notes Held Through a Custodian. To tender effectively original notes that are held of record by a custodian bank, depository, broker, trust company or other nominee, the beneficial owner thereof must instruct such holder to tender the original notes on the beneficial owner's behalf. A letter of instructions from the record owner to the beneficial owner may be included in the materials provided along with this prospectus which may be used by the beneficial owner in this process to instruct the registered holder of such owner's original notes to effect the tender.

     Tender of Original Notes Held Through DTC. To tender effectively original notes that are held through DTC, DTC participants should either

     - properly complete and duly execute the letter of transmittal (or a facsimile thereof), and any other documents required by the letter of transmittal, and mail or deliver the letter of transmittal or such facsimile pursuant to the procedures for book-entry transfer set forth below, or

     - transmit their acceptance through ATOP, for which the transaction will be eligible, and DTC will then edit and verify the acceptance and send an Agent's Message to the exchange agent for its acceptance.

     Delivery of tendering original notes held through DTC must be made to the exchange agent pursuant to the book-entry delivery procedures set forth below or the tendering DTC participant must comply with the guaranteed delivery procedures set forth below.

     THE METHOD OF DELIVERY OF ORIGINAL NOTES AND LETTERS OF TRANSMITTAL, ANY REQUIRED SIGNATURE GUARANTEES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC AND ANY ACCEPTANCE OR AGENT'S MESSAGE TRANSMITTED THROUGH ATOP, IS AT THE ELECTION AND RISK OF THE PERSON TENDERING ORIGINAL NOTES AND DELIVERING LETTERS OF TRANSMITTAL. EXCEPT AS OTHERWISE PROVIDED IN THE LETTER OF TRANSMITTAL, DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF DELIVERY IS BY MAIL, IT IS SUGGESTED THAT THE HOLDER USE PROPERLY INSURED, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, AND THAT THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE EXCHANGE AGENT PRIOR TO SUCH DATE.

     Except as provided below, unless the original notes being tendered are deposited with the exchange agent on or prior to the Expiration Date (accompanied by a properly completed and duly executed letter of transmittal or a properly transmitted Agent's Message), we may, at our option, reject such tender. Exchange of exchange notes for original notes will be made only against deposit of the tendered original notes and delivery of all other required documents.

     Book-Entry Delivery Procedures. The exchange agent will establish accounts with respect to the original notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in DTC may make book-entry delivery of the original notes by causing DTC to transfer such original notes into the exchange agent's account in accordance with DTC's procedures for such transfer. However, although delivery of original notes may be effected through book-entry at DTC, the letter of transmittal (or facsimile thereof), with any required signature guarantees or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the exchange agent at one or more of its addresses set forth in this prospectus on or prior to the Expiration Date, or compliance must be made with the guaranteed delivery procedures described below. Delivery of documents to DTC does not constitute delivery to the exchange agent. The confirmation of a book-entry transfer into the exchange agent's account at DTC as described above is referred to herein as a "Book-Entry Confirmation."

     The term "Agent's Message" means a message transmitted by DTC to, and received by, the exchange agent and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from each participant in DTC tendering the original notes and that such participant has received the letter of transmittal and agrees to be bound by the terms of the letter of transmittal and we may enforce such agreement against such participant.

     Signature Guarantees. Signatures on all letters of transmittal must be guaranteed by a recognized member of the Medallion Signature Guarantee Program or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 promulgated under the Exchange Act (each of the foregoing, an "Eligible Institution"), unless the original notes tendered thereby are tendered

     - by a registered holder of original notes (or by a participant in DTC whose name appears on a DTC security position listing as the owner of such original notes) who has not completed either the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal, or

     - for the account of an Eligible Institution.

See Instruction 1 of the letter of transmittal. If the original notes are registered in the name of a person other than the signer of the letter of transmittal or if original notes not accepted for exchange or not tendered are to be returned to a person other than the registered holder, then the signatures on the letter of transmittal accompanying the tendered original notes must be guaranteed by an Eligible Institution as described above. See Instructions 1 and 5 of the letter of transmittal.

     Guaranteed Delivery. If a holder desires to tender original notes pursuant to the exchange offer and time will not permit the letter of transmittal, certificates representing such original notes and all other required documents to reach the exchange agent, or the procedures for book-entry transfer cannot be completed, on or prior to the Expiration Date of the exchange offer, such original notes may nevertheless be tendered if all three of the following conditions are satisfied:

     - the tender is made by or through an Eligible Institution;

     - a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by us, or an Agent's Message with respect to guaranteed delivery that is accepted by us, is received by the exchange agent on or prior to the Expiration Date, as provided below; and

     - the certificates for the tendered original notes, in proper form for transfer (or a Book-Entry Confirmation of the transfer of such original notes into the exchange agent's account at DTC as described above), together with the letter of transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees and any other documents required by the letter of transmittal or a properly transmitted Agent's Message, are received by the exchange agent within two business days after the date of execution of the Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be sent by hand delivery, telegram, facsimile transmission or mail to the exchange agent and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, delivery of exchange notes by the exchange agent for original notes tendered and accepted for exchange pursuant to the exchange offer will, in all cases, be made only after timely receipt by the exchange agent of such original notes (or Book-Entry Confirmation of the transfer of such original notes into the exchange agent's account at DTC as described above), and the letter of transmittal (or facsimile thereof) with respect to such original notes, properly completed and duly executed, with any required signature guarantees and any other documents required by the letter of transmittal, or a properly transmitted Agent's Message.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered original notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all original notes not properly tendered or any original notes our acceptance of which, in the opinion of our counsel, would be unlawful.

     We also reserve the right to waive any defects, irregularities or conditions of tender as to particular original notes. The interpretation of the terms and conditions of our exchange offer (including the instructions in the letter of transmittal) by us will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within such time as we shall determine.

     Although we intend to notify holders of defects or irregularities with respect to tenders of original notes through the exchange agent, neither we, the exchange agent nor any other person is under any duty to give such notice, nor shall they incur any liability for failure to give such notification. Tenders of original notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

     Any original notes received by the exchange agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived, or if original notes are submitted in a principal amount greater than the principal amount of original notes being tendered by such tendering holder, such unaccepted or non-exchanged original notes will either be

     - returned by the exchange agent to the tendering holders, or

     - in the case of original notes tendered by book-entry transfer into the exchange agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, credited to an account maintained with such Book-Entry Transfer Facility.

     By tendering, each registered holder will represent to us that, among other things,

          (1) the exchange notes to be acquired by the holder and any beneficial owner(s) of the original notes in connection with the exchange offer are being acquired by the holder and any beneficial owner(s) in the ordinary course of business of the holder and any beneficial owner(s),

          (2) the holder and each beneficial owner are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in a distribution of the exchange notes,

          (3) the holder and each beneficial owner acknowledge and agree that
     (x) any person participating in the exchange offer for the purpose of distributing the exchange notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction with respect to the exchange notes acquired by such person and cannot rely on the position of the Staff of the SEC set forth in no-action letters that are discussed herein under "-- Resale of the Exchange Notes; Plan of Distribution," and (y) any broker-dealer that receives exchange notes for its own account in exchange for original notes pursuant to the exchange offer must deliver a prospectus in connection with any resale of such exchange notes, but by so acknowledging, the holder shall not be deemed to admit that, by delivering a prospectus, it is an "underwriter" within the meaning of the Securities Act,

          (4) neither the holder nor any beneficial owner is an "affiliate," as defined under Rule 405 of the Securities Act, of ours except as otherwise disclosed to us in writing, and

          (5) the holder and each beneficial owner understands that a secondary resale transaction described in clause (3) above should be covered by an effective registration statement containing the selling securityholder information required by Item 507 of Regulation S-K of the SEC.

     Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "-- Resale of the Exchange Notes; Plan of Distribution."

WITHDRAWAL OF TENDERS

     Except as otherwise provided in this prospectus and the letter of transmittal, tenders of original notes pursuant to the exchange offer may be withdrawn, unless therefore accepted for exchange as provided in the exchange offer, at any time prior to the Expiration Date of the exchange offer.

     To be effective, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in this prospectus prior to the Expiration Date of the exchange offer. Any such notice of withdrawal must

     - specify the name of the person having deposited the original notes to be withdrawn,

     - identify the original notes to be withdrawn, including the certificate number or numbers of the particular certificates evidencing the original notes (unless such original notes were tendered by book-entry transfer), and aggregate principal amount of such original notes, and

     - be signed by the holder in the same manner as the original signature on the letter of transmittal (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the trustee under the indenture register the transfer of the original notes into the name of the person withdrawing such original notes.

     If original notes have been delivered pursuant to the procedures for book-entry transfer set forth in "-- Procedures for Tendering Original
Notes -- Book-Entry Delivery Procedures," any notice of withdrawal must specify the name and number of the account at the appropriate book-entry transfer facility to be credited with such withdrawn original notes and must otherwise comply with such book-entry transfer facility's procedures.

     If the original notes to be withdrawn have been delivered or otherwise identified to the exchange agent, a signed notice of withdrawal meeting the requirements discussed above is effective immediately upon written or facsimile notice of withdrawal even if physical release is not yet effected. A withdrawal of original notes can only be accomplished in accordance with these procedures.

     All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by us in our sole discretion, which determination shall be final and binding on all parties. No withdrawal of original notes will be deemed to have been properly made until all defects or irregularities have been cured or expressly waived. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or revocation, nor shall we or they incur any liability for failure to give any such notification. Any original notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no exchange notes will be issued with respect thereto unless the original notes so withdrawn are retendered. Properly withdrawn original notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering Original Notes" at any time prior to the Expiration Date of the exchange offer.

     Any original notes which have been tendered but which are not accepted for exchange due to the rejection of the tender due to uncured defects or the prior termination of the exchange offer, or which have been validly withdrawn, will be returned to the holder thereof unless otherwise provided in the letter of transmittal, as soon as practicable following the Expiration Date of the exchange offer or, if so requested in the notice of withdrawal, promptly after receipt by us of notice of withdrawal without cost to such holder.

CONDITIONS TO THE EXCHANGE OFFER

     The exchange offer shall not be subject to any conditions, other than that

     - the SEC has issued an order or orders declaring the indenture governing the notes qualified under the Trust Indenture Act of 1939,

     - the exchange offer, or the making of any exchange by a holder, does not violate applicable law or any applicable interpretation of the staff of the SEC,

     - no action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer, which, in our judgment, might impair our ability to proceed with the exchange offer,

     - there shall not have been adopted or enacted any law, statute, rule or regulation which, in our judgment, would materially impair our ability to proceed with the exchange offer, or

     - there shall not have occurred any material change in the financial markets in the United States or any outbreak of hostilities or escalation thereof or other calamity or crisis the effect of which on the financial markets of the United States, in our judgment, would materially impair our ability to proceed with the exchange offer.

     If we determine in our sole discretion that any of the conditions to the exchange offer are not satisfied, we may

     - refuse to accept any original notes and return all tendered original notes to the tendering holders,

     - extend the exchange offer and retain all original notes tendered prior to the Expiration Date applicable to the exchange offer, subject, however, to the rights of holders to withdraw such original notes (see
       "-- Withdrawal of Tenders"), or

     - waive such unsatisfied conditions with respect to the exchange offer and accept all validly tendered original notes which have not been withdrawn.

     If such waiver constitutes a material change to the exchange offer, we will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders, and will extend the exchange offer for a period of five to 10 business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during such five to 10 business day period.

EXCHANGE AGENT

     Wachovia Bank, National Association, the trustee under the indenture governing the notes, has been appointed as exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for Notices of Guaranteed Delivery and other documents should be directed to the exchange agent addressed as follows:

                                    By Mail:
                      Wachovia Bank, National Association
                          Customer Information Center
                      Corporate Trust Operations -- NC1153
                     1525 West W.T. Harris Boulevard -- 3C3
                              Charlotte, NC 28288
                             Attention: Marsha Rice

                                 By Facsimile:
                                 (704) 590-7628
                                   Confirm by
                                   Telephone:
                                 (704) 590-7413

                                    By Hand:
                      Wachovia Bank, National Association
                          Customer Information Center
                      Corporate Trust Operations -- NC1153
                     1525 West W.T. Harris Boulevard -- 3C3
                            Charlotte, NC 28262-1153
                             Attention: Marsha Rice

FEES AND EXPENSES

     We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by our officers and regular employees.

     No dealer-manager has been retained in connection with the exchange offer and no payments will be made to brokers, dealers or others soliciting acceptance of the exchange offer. However, reasonable and customary fees will be paid to the exchange agent for its services and it will be reimbursed for its reasonable out-of-pocket expenses in connection therewith.

     We estimate that our out of pocket expenses for the exchange offer will be approximately $150,000. Such expenses include fees and expenses of the exchange agent and the trustee under the indenture, accounting and legal fees and printing costs, among others.

     We will pay all transfer taxes, if any, applicable to the exchange of the original notes pursuant to the exchange offer. If, however, a transfer tax is imposed for any reason other than the exchange of the original notes pursuant to the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

     The exchange notes will be recorded at the carrying value of the original notes and no gain or loss for accounting purposes will be recognized. The expenses of the exchange offer will be amortized over the term of the exchange notes.

RESALE OF THE EXCHANGE NOTES; PLAN OF DISTRIBUTION

     Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired as a result of market-making activities or other trading activities. We have agreed that we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until
          , 2003 (90 days after the date of this prospectus), all dealers effecting transactions in the exchange notes, whether or not participating in this distribution, may be required to deliver a prospectus. This requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

     We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions

     - in the over-the-counter market,

     - in negotiated transactions,

     - through the writing of options on the exchange notes or a combination of such methods of resale,

     - at market prices prevailing at the time of resale,

     - at prices related to such prevailing market prices, or

     - at negotiated prices.

     Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes.

     Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission on concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver a prospectus and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes approved in writing by the holders of a majority in aggregate principal amount of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) required to use this prospectus in connection with their resale of exchange notes as described above against certain liabilities, including civil liabilities under the Securities Act.

                                USE OF PROCEEDS

     The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the exchange notes offered by this prospectus. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange original notes in like principal amount, the form and terms of which are the same as the form and terms of the exchange notes, except as otherwise described in this prospectus under "The Exchange Offer -- Terms of the Exchange Offer." The original notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any increase in our indebtedness.

                       SUMMARY HISTORICAL FINANCIAL DATA

     The following sets forth our summary financial data as presented in Item 6 of our Annual Report on Form 10-K for the year ended December 31, 2001 as filed with the SEC on February 20, 2002, together with unaudited data for September 30, 2002 and the nine months ended September 30, 2002 and 2001. The following should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements and the related notes thereto incorporated by reference in this prospectus.

                                            NINE MONTHS
                                        ENDED SEPTEMBER 30,                          YEAR ENDED DECEMBER 31,
                                      -----------------------   -----------------------------------------------------------------
                                        2002         2001          2001          2000         1999(1)       1998(2)       1997
                                      ---------   -----------   -----------   -----------   -----------   -----------   ---------
                                                                            (IN THOUSANDS)
Operating Revenues..................  $ 730,246   $   771,091   $ 1,054,918   $ 2,679,722   $ 1,836,368   $ 1,660,259   $ 340,685
Gas Purchases and Other Costs of
 Sales..............................    211,848       246,078       339,353     1,926,068     1,050,250       836,614     134,476
                                      ---------   -----------   -----------   -----------   -----------   -----------   ---------
Gross Margin........................    518,398       525,013       715,565       753,654       786,118       823,645     206,209
Other Operating Expenses............    248,506       240,370       331,246       358,511       490,416       427,953     128,059
                                      ---------   -----------   -----------   -----------   -----------   -----------   ---------
OPERATING INCOME....................    269,892       284,643       384,319       395,143       295,702       395,692      78,150
Other Income and (Expenses)(3)......    144,331        (1,775)       22,917       (87,977)      (81,151)     (172,787)    (21,039)
                                      ---------   -----------   -----------   -----------   -----------   -----------   ---------
Income From Continuing Operations
 Before Income Taxes................    414,223       282,868       407,236       307,166       214,551       222,905      57,111
Income Taxes........................    172,560       116,495       168,601       123,017        79,124        82,710      12,777
                                      ---------   -----------   -----------   -----------   -----------   -----------   ---------
INCOME FROM CONTINUING OPERATIONS...    241,663       166,373       238,635       184,149       135,427       140,195      44,334
Gain (Loss) From Discontinued
 Operations, Net of Tax.............         --            --            --       (31,734)     (395,319)      (77,984)     33,163
                                      ---------   -----------   -----------   -----------   -----------   -----------   ---------
Income (Loss) Before Extraordinary
 Item...............................    241,663       166,373       238,635       152,415      (259,892)       62,211      77,497
Extraordinary Item -- Loss on Early
 Extinguishment of Debt, Net of
 Income Taxes(4)....................       (420)      (13,565)      (13,565)           --            --            --          --
                                      ---------   -----------   -----------   -----------   -----------   -----------   ---------
NET INCOME (LOSS)...................    241,243       152,808       225,070       152,415      (259,892)       62,211      77,497
Less: Preferred Dividends...........         --            --            --            --           129           350         350
Less: Premium Paid on Preferred
 Stock Redemption...................         --            --            --            --           350            --          --
                                      ---------   -----------   -----------   -----------   -----------   -----------   ---------
EARNINGS (LOSS) AVAILABLE FOR COMMON
 STOCK..............................  $ 241,243   $   152,808   $   225,070   $   152,415   $  (260,371)  $    61,861   $  77,147
                                      =========   ===========   ===========   ===========   ===========   ===========   =========
CAPITAL EXPENDITURES(5).............  $ 128,882   $    64,154   $   124,171   $    85,654   $    92,841   $   120,881   $ 230,814
OTHER DATA
EBITDA(6)...........................  $ 612,902   $   548,886   $   757,370   $   686,079   $   621,739   $   584,108   $ 109,997
Cash Flow Provided by Operating
 Activities.........................  $ 249,765   $   273,668   $   437,302   $   167,088   $   321,176   $    95,269   $  97,503
Cash Flow Provided by (Used in)
 Investing Activities...............  $(630,457)  $(1,262,460)  $(1,274,739)  $   498,722   $ 1,020,193   $(3,493,410)  $(496,557)
Cash Flow Provided by (Used in)
 Financing Activities...............  $ 468,181   $   865,528   $   711,648   $  (550,265)  $(1,336,946)  $ 3,397,625   $ 411,186

---------------

(1) Reflects the acquisition of Kinder Morgan Delaware on October 7, 1999. See
    Note 3 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2001.

(2) Reflects the acquisition of MidCon Corp. on January 30, 1998.

(3) Includes significant impacts from sales of assets. See Note 1 (N) of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2001.

(4) On April 30, 2002, the FASB issued SFAS No. 145, "Recission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." When we adopt the provisions of this statement as of January 1, 2003, these losses on early extinguishment of debt will no longer be considered "extraordinary items" and will be reclassified to the "Other Income and (Expenses)" section within continuing operations in our consolidated statements of income.

(5) Capital Expenditures shown are for continuing operations only.

(6) EBITDA has been calculated as the sum of income from continuing operations plus (a) income tax expense, (b) interest expense and (c) depreciation and amortization expense, including amortization of our excess investment in Kinder Morgan Energy Partners, L.P. which began with its acquisition in October 1999 and ended with our adoption of Statement of Financial Accounting Standards No. 142 effective January 1, 2002. EBITDA is not a measure recognized by generally accepted accounting principles and should not be considered in isolation or as a substitute for measures of income, performance, net cash provided by operations or liquidity prepared in accordance with generally accepted accounting principles. EBITDA as presented may not be comparable to other similarly titled financial measures of other companies.

                                     AS OF                               AS OF DECEMBER 31,
                                 SEPTEMBER 30,         ------------------------------------------------------
                                     2002                 2001               2000               1999
                                 -------------         ----------         ----------         ----------
                                                                (IN THOUSANDS)
TOTAL ASSETS...................   $10,049,035          $9,560,300         $8,386,989         $9,393,834
                                  ===========          ==========         ==========         ==========
CAPITALIZATION:
Common Equity..................   $ 2,333,473     37%  $2,267,495    39%  $1,777,624    39%  $1,649,615    32%
Preferred Stock................            --     --           --    --           --    --           --    --
Preferred Capital Trust
 Securities....................       275,000      4%     275,000     5%     275,000     6%     275,000     5%
Minority Interests.............       955,311     15%     827,487    14%       4,910    --        9,523    --
Long-term Debt
 Outstanding...................     2,631,334     42%   2,409,798    42%   2,478,983    55%   3,293,326    63%
 Market Value of Interest Rate
   Swaps.......................       125,720      2%      (4,831)   --           --    --           --    --
                                  -----------    ---   ----------   ---   ----------   ---   ----------   ---
                                    2,757,054     44%   2,404,967    42%   2,478,983    55%   3,293,326    63%
                                  -----------    ---   ----------   ---   ----------   ---   ----------   ---
Total Capitalization, Excluding
 Current Maturities of
 Long-term Debt................   $ 6,320,838    100%  $5,774,949   100%  $4,536,517   100%  $5,227,464   100%
                                  ===========    ===   ==========   ===   ==========   ===   ==========   ===

                                         AS OF DECEMBER 31,
                                 -----------------------------------
                                    1998               1997
                                 ----------         ----------
                                           (IN THOUSANDS)
TOTAL ASSETS...................  $9,623,779         $2,305,805
                                 ==========         ==========
CAPITALIZATION:
Common Equity..................  $1,219,043    25%  $  606,132    46%
Preferred Stock................       7,000    --        7,000    --
Preferred Capital Trust
 Securities....................     275,000     6%     100,000     8%
Minority Interests.............      63,354     1%      47,303     4%
Long-term Debt
 Outstanding...................   3,300,025    68%     553,816    42%
 Market Value of Interest Rate
   Swaps.......................          --    --           --    --
                                 ----------   ---   ----------   ---
                                  3,300,025    68%     553,816    42%
                                 ----------   ---   ----------   ---
Total Capitalization, Excluding
 Current Maturities of
 Long-term Debt................  $4,864,422   100%  $1,314,251   100%
                                 ==========   ===   ==========   ===

     In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, referred to in the following discussion as "SFAS 142." SFAS 142, which superceded Accounting Principles Board Opinion No. 17, Intangible Assets, addresses financial accounting and reporting for (1) intangible assets acquired individually or with a group of other assets (but not those acquired in a business combination) at acquisition and (2) goodwill and other intangible assets subsequent to their acquisition. SFAS 142 is required to be applied starting with fiscal years beginning after December 15, 2001. As previously disclosed in our Form 10-Q for the period ended March 31, 2002 as filed with the SEC on May 10, 2002, we adopted SFAS 142 effective January 1, 2002.

     Had the provisions of SFAS 142 been in effect during the periods prior to January 1, 2002 presented above, goodwill amortization would have been eliminated, increasing net income and associated per share amounts as follows:

                                                      NINE MONTHS
                                                         ENDED
                                                     SEPTEMBER 30,                        YEAR ENDED DECEMBER 31,
                                                  --------------------    -------------------------------------------------------
                                                    2002        2001        2001        2000        1999        1998       1997
                                                  --------    --------    --------    --------    ---------    -------    -------
                                                                                  (IN THOUSANDS)
Reported Income (Loss) Before Extraordinary
  Item..........................................  $241,663    $166,373    $238,635    $152,415    $(259,892)   $62,211    $77,497
Add Back: Goodwill Amortization, Net of Related
  Tax Benefit...................................        --      12,035      16,198      17,368        5,449        292         --
                                                  --------    --------    --------    --------    ---------    -------    -------
Adjusted Income (Loss) Before Extraordinary
  Item..........................................   241,663     178,408     254,833     169,783     (254,443)    62,503     77,497
Extraordinary Item..............................      (420)    (13,565)    (13,565)         --           --         --         --
                                                  --------    --------    --------    --------    ---------    -------    -------
Adjusted Net Income (Loss)......................  $241,243    $164,843    $241,268    $169,783    $(254,443)   $62,503    $77,497
                                                  ========    ========    ========    ========    =========    =======    =======
Reported Earnings per Diluted Share.............  $   1.95    $   1.26    $   1.86    $   1.33    $   (3.24)   $  0.96    $  1.63
                                                  ========    ========    ========    ========    =========    =======    =======
Earnings per Diluted Share, as Adjusted.........  $   1.95    $   1.35    $   1.99    $   1.48    $   (3.17)   $  0.97    $  1.63
                                                  ========    ========    ========    ========    =========    =======    =======

                CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

     The historical ratios of earnings to fixed charges of us and our consolidated subsidiaries for the periods indicated are as follows:

     NINE MONTHS
        ENDED            YEAR ENDED DECEMBER 31,
    SEPTEMBER 30,    --------------------------------
         2002        2001   2000   1999   1998   1997
    --------------   ----   ----   ----   ----   ----
         3.46        2.58   2.08   1.58   1.62   1.62

     In all cases, earnings are determined by adding:

     - income before income taxes, extraordinary items, income or loss from equity investees and minority interest; plus

     - fixed charges, amortization of capitalized interest and distributed income of equity investees; less

     - capitalized interest.

     In all cases, fixed charges include:

     - interest, including capitalized interest; plus

     - amortization of debt issuance costs; plus

     - the estimated interest portion of rental expenses.

                                 CAPITALIZATION

     The following table sets forth our historical consolidated capitalization as of September 30, 2002, and our consolidated capitalization as adjusted to give effect to the receipt and use of the net proceeds from the sale of the original notes to retire short-term debt, including current maturities of long-term debt. See "Use of Proceeds." You should read this table in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and our historical financial statements and notes thereto that are incorporated by reference in this prospectus.

                                                                  HISTORICAL            AS
                                                              SEPTEMBER 30, 2002     ADJUSTED
                                                              ------------------    ----------
                                                                        (UNAUDITED)
                                                                   (THOUSANDS OF DOLLARS)
Cash and Cash Equivalents...................................      $  103,623        $  103,623
                                                                  ==========        ==========
Current Maturities of Long-term Debt........................      $  708,017        $  455,520
                                                                  ----------        ----------
Notes Payable...............................................              --                --
                                                                  ----------        ----------
Long-term Debt:
  Debentures:
    8.35% Series, due 2022(1)...............................          35,000            35,000
    6.50% Series, due 2013..................................          50,000            50,000
    8.75% Series, due 2024..................................          75,000            75,000
    7.35% Series, due 2026..................................         125,000           125,000
    6.67% Series, due 2027..................................         150,000           150,000
    7.25% Series, due 2028..................................         493,000           493,000
    7.45% Series, due 2098..................................         150,000           150,000
  Senior Notes:
    6.65% Series, due 2005..................................         500,000           500,000
    6.80% Series, due 2008..................................         300,000           300,000
    6.50% Series, due 2012..................................         750,000           750,000
    Additional Notes of 6.50% Series........................              --           250,000
  Other.....................................................           3,334             7,606
  Market Value of Interest Rate Swaps.......................         125,720           125,720
                                                                  ----------        ----------
         Total Long-term Debt...............................       3,465,071         3,466,846
                                                                  ----------        ----------
Capital Trust Securities....................................         275,000           275,000
                                                                  ----------        ----------
Minority Interest...........................................         955,311           955,311
Stockholders' Equity:
  Common Stock, 121,719,079 shares issued and outstanding...         648,920           648,920
  Additional Paid-in Capital................................       1,679,327         1,679,327
  Retained Earnings.........................................         436,750           436,750
  Treasury Stock............................................        (404,590)         (404,590)
  Other.....................................................         (26,934)          (26,934)
                                                                  ----------        ----------
         Total Stockholders' Equity.........................       2,333,473         2,333,473
                                                                  ----------        ----------
Total Capitalization........................................      $7,028,855        $7,030,630
                                                                  ==========        ==========

---------------

(1) Does not give effect to retirement on November 1, 2002 of the full $35 million of 8.35% sinking fund debentures due September 15, 2022 at a premium of 104.175% of the face amount of the debentures. We expect to record an extraordinary loss of $1.0 million (net of associated tax benefit of $0.7 million) in connection with this early extinguishment of debt in the fourth quarter of 2002.

                              DESCRIPTION OF NOTES

GENERAL

     The original notes were issued, and the exchange notes will be issued, under an indenture dated as of August 27, 2002, as supplemented and amended by the First Supplemental Indenture dated as of December 6, 2002. The indenture, as supplemented and amended, is collectively referred to as the indenture. It is a contract between us and Wachovia Bank, National Association, which acts as trustee. The indenture and the notes contain the full legal text of the matters described in this section. The indenture and the notes are governed by New York law. A copy of the indenture is filed as an exhibit to the registration statement of which this prospectus is a part.

     The following description of the material provisions of the notes and the indenture is a summary only. Because this section is a summary, it does not describe every aspect of those documents. You should read the indenture because it, and not this summary, controls your rights as a holder of beneficial interests in the notes. This summary is subject to and qualified in its entirety by reference to all the provisions of the indenture, including definitions of terms referenced in this prospectus. The summary contains references to the described sections of the indenture.

PRINCIPAL AND MATURITY

     The notes are unsecured obligations of Kinder Morgan, Inc. We previously issued $750 million aggregate principal amount of the notes, which we refer to as the "existing 2002 notes." So long as no Event of Default under the indenture has occurred and is continuing, we may issue and sell additional notes of the same series and with the same terms, without the consent of holders of the notes. Any additional notes, together with these notes and the existing 2002 notes, will constitute a single series of notes under the indenture. However, the original notes will not trade interchangeably with the existing 2002 notes in the secondary market until they are exchanged for exchange notes. For the purposes of this "Description of Notes," unless the context otherwise requires, references to the notes include the original notes, the exchange notes to be issued in exchange for the original notes, the existing 2002 notes and any additional notes issued later. The notes will mature on September 1, 2012, unless sooner redeemed. The notes are not entitled to the benefits of a sinking fund.

     All of the notes are held initially in the form of one or more global notes. See "Book-Entry, Delivery and Form" for a general description of the global notes.

INTEREST

     The notes bear interest from August 27, 2002 at the annual rate set forth on the cover page of this prospectus, payable semi-annually in arrears on March 1 and September 1 of each year to noteholders in whose name the notes are registered at the close of business on February 15 or August 15 (whether or not a business day) preceding the applicable interest payment date. We refer to each of those days as an interest payment date. If an interest payment date or a redemption date occurs on a date which is not a business day, payment will be made on the next business day and no additional interest will accrue. Interest payments shall commence on March 1, 2003.

     Interest on the notes is computed on the basis of a 360-day year comprised of twelve 30-day months.

RANKING

     The notes will rank equally with any of our other unsecured senior indebtedness, will be effectively subordinated to any of our secured debt and will be structurally subordinated to any debt of our subsidiaries.

     The indenture does not limit our ability to incur additional indebtedness or contain provisions that would afford holders of notes protection in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged or similar transaction. Accordingly, we could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise adversely affect our capital structure or credit rating.

OPTIONAL REDEMPTION

     The notes are redeemable, at our option, at any time in whole, or from time to time in part, upon not less than 30 and not more than 60 days notice mailed to each holder of notes to be redeemed at the holder's address appearing in the note register, at a price equal to 100% of the principal amount of the notes to be redeemed plus accrued interest to the redemption date, subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date, plus a make-whole premium, if any. In no event will the redemption price ever be less than 100% of the principal amount of the notes to be redeemed plus accrued interest to the redemption date.

     The amount of the make-whole premium on any note, or portion of a note, to be redeemed will be equal to the excess, if any, of:

          (1) the sum of the present values, calculated as of the redemption date, of:

           - each interest payment that, but for the redemption, would have been payable on the note, or portion of a note, being redeemed on each interest payment date occurring after the redemption date, excluding any accrued interest for the period prior to the redemption date; and

           - the principal amount that, but for the redemption, would have been payable at the stated maturity of the note, or portion of a note, being redeemed;

          over

          (2) the principal amount of the note, or portion of a note, being redeemed.

     The present value of interest and principal payments referred to in clause
(1) above will be determined in accordance with generally accepted principles of financial analysis. The present values will be calculated by discounting the amount of each payment of interest or principal from the date that each such payment would have been payable, but for the redemption, to the redemption date at a discount rate equal to the Treasury Yield, as defined below, plus 0.30%.

     The make-whole premium will be calculated by an independent investment banking institution of national standing appointed by us. It could be one of the initial purchasers. If we fail to make that appointment at least 30 business days prior to the redemption date, or if the institution so appointed is unwilling or unable to make the calculation, the financial institution named in the notes will make the calculation. If the financial institution named in the notes is unwilling or unable to make the calculation, an independent investment banking institution of national standing appointed by the trustee will make the calculation.

     For purposes of determining the make-whole premium, Treasury Yield refers to an annual rate of interest equal to the weekly average yield to maturity of United States Treasury Notes that have a constant maturity that corresponds to the remaining term to maturity of the notes, calculated to the nearer 1/12 of a year, which we call the remaining term. The Treasury Yield will be determined as of the third business day immediately preceding the applicable redemption date.

     The weekly average yields of United States Treasury Notes will be determined by reference to the most recent statistical release published by the Federal Reserve Bank of New York and designated "H.15(519) Selected Interest Rates" or any successor release, which we call the H.15 Statistical Release. If the H.15 Statistical Release sets forth a weekly average yield for United States Treasury Notes having a constant maturity that is the same as the remaining term of the notes to be redeemed, then the Treasury Yield will be equal to that weekly average yield. In all other cases, the Treasury Yield will be calculated by interpolation, on a straight-line basis, between the weekly average yields on the United States Treasury

Notes that have a constant maturity closest to and greater than the remaining term of the notes to be redeemed and the United States Treasury Notes that have a constant maturity closest to and less than the remaining term, in each case as set forth in the H.15 Statistical Release. Any weekly average yields so calculated by interpolation will be rounded to the nearer 0.01%, with any figure of 0.0050% or more being rounded upward. If weekly average yields for United States Treasury Notes are not available in the H.15 Statistical Release or otherwise, then the Treasury Yield will be calculated by interpolation of comparable rates selected by the independent investment banking institution.

     If less than all of the notes are to be redeemed, the trustee will select the notes to be redeemed by a method that the trustee deems fair and appropriate. The trustee may select for redemption notes and portions of notes in amounts of $1,000 or whole multiples of $1,000.

SAME DAY SETTLEMENT

     The original notes trade in, and the exchange notes will trade in, The Depository Trust Company's settlement system until maturity. As a result, The Depository Trust Company will require secondary trading activity in the notes to be settled in immediately available funds. So long as the notes continue to trade in The Depository Trust Company's settlement system, all payments of principal and interest on the global notes will be made by us in immediately available funds.

CERTAIN COVENANTS

LIMITATIONS ON LIENS

     For purposes of this covenant, the following definitions are applicable:

     "Net Tangible Assets" means the total amount of assets appearing on our consolidated balance sheet less, without duplication:

     - all current liabilities (excluding any thereof which are extendible or renewable by their terms or replaceable or refundable pursuant to enforceable commitments at the option of the obligor thereon without requiring the consent of the obligee to a time more than 12 months after the time as of which the amount thereof is being computed and excluding current maturities of long-term debt and preferred stock);

     - all reserves for depreciation and other asset valuation reserves but excluding reserves for deferred federal income taxes arising from accelerated depreciation or otherwise;

     - all goodwill, trademarks, trade names, patents, unamortized debt discount and expense and other like intangible assets carried as an asset; and

     - all appropriate adjustments on account of minority interests of other Persons holding common stock in any Subsidiary.

     "Person" means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Principal Property" means any natural gas pipeline, natural gas distribution system, natural gas gathering system or natural gas storage facility located in the United States, except any such property that in the opinion of the Board of Directors is not of material importance to the business conducted by us and our consolidated Subsidiaries taken as a whole.

     "Principal Subsidiary" means any Subsidiary which owns a Principal
Property.

     "Subsidiary" means, with respect to any person:

     - any entity of which more than 50% of the total voting power of the equity interests entitled, without regard to the occurrence of any contingency, to vote in the election of directors, managers or trustees thereof; or

     - any partnership of which more than 50% of the partners' equity interests, considering all partners' equity interests as a single class, is at the time owned or controlled, directly or indirectly, by that person or one or more of the other subsidiaries of that person or combination thereof.

     We shall not, nor shall we permit any Subsidiary to, issue, assume or guarantee any debt for money borrowed ("Debt") if such Debt is secured by a mortgage, pledge, security interest or lien (a "mortgage" or "mortgages") upon any Principal Property of ours or any Principal Subsidiary or upon any shares of stock or indebtedness of any Principal Subsidiary (whether such Principal Property, shares or indebtedness was owned on the date of the initial issuance of the notes or thereafter acquired) without in any such case effectively providing that the notes and any other indebtedness chosen by us shall be secured equally and ratably with (or prior to) such Debt, except that the foregoing restrictions shall not apply to:

     (a) mortgages on any property acquired, constructed or improved by us or any Principal Subsidiary after the date of the initial issuance of notes which are created or assumed contemporaneously with, or within 180 days after, such acquisition (or in the case of property constructed or improved, after the completion and commencement of commercial operation of such property, whichever is later) to secure or provide for the payment of any part of the purchase price or cost thereof; provided that if a commitment for such a financing is obtained prior to or within such 180-day period, the applicable mortgage shall be deemed to be included in this clause (a) whether or not such mortgage is created within such 180-day period; and provided further that in the case of such construction or improvement the mortgages shall not apply to any property theretofore owned by us or any Subsidiary other than theretofore unimproved real property;

     (b) existing mortgages on property acquired (including mortgages on any property acquired from a Person which is consolidated with or merged with or into us or a Subsidiary) and mortgages outstanding at the time any corporation becomes a Subsidiary;

     (c)  mortgages in favor of us or any Principal Subsidiary;

     (d) mortgages in favor of a domestic or foreign government or governmental body to secure advances or other payments pursuant to any contract or statute or to secure indebtedness incurred to finance the purchase price or cost of constructing or improving the property subject to such mortgages, including mortgages to secure Debt of the pollution control or industrial revenue bond type; and

     (e) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any mortgage referred to in any of the foregoing clauses (a)-(d).

     Notwithstanding the foregoing, we and any Subsidiary may, without securing the notes, issue, assume or guarantee secured Debt (which would otherwise be subject to the foregoing restrictions) in an aggregate amount which, together with all other such Debt, does not exceed 10% of the Net Tangible Assets, as shown on a consolidated balance sheet as of a date not more than 90 days prior to the proposed transaction prepared by us in accordance with generally accepted accounting principles. (Section 1006)

CONSOLIDATION, MERGER AND SALE OF ASSETS

     We shall not consolidate with or merge into, or convey, transfer or lease our properties and assets substantially as any entirety to, any Person, unless the Person is a corporation, partnership or trust organized under the laws of the United States, any State thereof or the District of Columbia, the Person assumes by supplement or amendment to the indenture all of our obligations under the indenture and the notes and, after giving effect thereto, no Event of Default, and no event which, after notice or lapse of time or both, would be an Event of Default, has occurred and is continuing. The surviving transferee or lessee Person will be our successor and we, except in the case of a lease, will be relieved of all obligations under the indenture and the notes. (Section 801 and 802)

MODIFICATION OF THE INDENTURE

     Under the indenture, generally we and the trustee may modify our rights and obligations, any guarantors' rights and obligations and the rights of the holders with the consent of the holders of a majority in aggregate principal amount of the outstanding notes affected by the modification. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, is effective against any holder without its consent. In addition, we and the trustee may amend the indenture without the consent of any holder of the notes to make certain technical changes, such as:

     - amending the indenture to reopen the series represented by the notes and issue additional notes of that series having the same terms;

     - correcting errors;

     - providing for a successor trustee; or

     - qualifying the indenture under the Trust Indenture Act. (Sections 901 and
       902)

EVENTS OF DEFAULT AND REMEDIES

     In the indenture, Event of Default will mean any of the following:

     - failure to pay the principal of or any premium on any note when due;

     - failure to pay interest on any note for 30 days;

     - failure to perform any other covenant in the indenture that continues for 90 days after being given written notice; or

     - our bankruptcy, insolvency or reorganization. (Section 501)

     If an Event of Default with respect to the notes occurs and is continuing, the trustee or the holders of at least 25% in principal amount of all of the outstanding notes may declare the principal of all the notes and accrued, but unpaid interest to be due and payable. When such declaration is made, such amounts will be immediately due and payable. The holders of a majority in principal amount of the outstanding notes may rescind such declaration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived (other than nonpayment of principal or interest that has become due solely as a result of acceleration). (Section 502)

     Holders of notes may not enforce the indenture or the notes, except as provided in the indenture or the notes. The trustee may require indemnity satisfactory to it before it enforces the indenture or the notes. (Section 603) Subject to certain limitations, the holders of a majority in principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power of the trustee. An Event of Default under the notes will not necessarily constitute an event of default under our other indebtedness or vice versa. The trustee may withhold from holders of notes notice of any continuing default (except a default in the payment of principal or interest) if it determines that withholding notice is in their interests. (Section 602)

MINIMUM DENOMINATIONS

     The notes will be issued in registered form in amounts of $1,000 each or multiples of $1,000.

NO PERSONAL LIABILITY OF OFFICERS, DIRECTORS, EMPLOYEES OR SHAREHOLDERS

     Our directors, officers, employees and shareholders will not have any liability for our obligations under the indenture or the notes. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the notes.

DISCHARGING OUR OBLIGATIONS

     We may choose either to discharge our obligations on the notes in a legal defeasance, or to release ourselves from our covenant restrictions on the notes in a covenant defeasance. We may do so at any time on the 91st day after we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the notes. If we choose this legal defeasance option, the holders of the notes will not be entitled to the benefits of the indenture except for registration of transfer and exchange of notes, replacement of lost, stolen or mutilated notes, conversion or exchange of notes and receipt of principal and interest on the original stated due dates or specified redemption dates. (Section 1302)

     We may discharge our obligations under the indenture or release ourselves from covenant restrictions only if we meet certain requirements. Among other things, we must deliver an opinion of our legal counsel that the discharge will not result in holders having to recognize taxable income or loss or subject them to different tax treatment. In the case of legal defeasance, this opinion must be based on either an IRS letter ruling or change in federal tax law. We may not have a default on the notes discharged on the date of deposit. The discharge may not violate any of our agreements. The discharge may not result in our becoming an investment company in violation of the Investment Company Act of 1940, as amended.

THE TRUSTEE

     Wachovia Bank, National Association, 12 East 49th Street, 37th Floor, New York, New York 10017 is initially named to act as trustee under the indenture.

     The trustee may resign or be removed by us with respect to the notes and a successor trustee may be appointed to act with respect to the notes. The holders of a majority in aggregate principal amount of the notes may remove the trustee. (Section 610)

LIMITATIONS ON TRUSTEE IF IT IS A CREDITOR OF KINDER MORGAN, INC.

     The indenture contains certain limitations on the right of the trustee, in the event that it becomes our creditor, to obtain payment of claims in some cases, or to realize on property received in respect of any such claim, as security or otherwise. (Section 613)

ANNUAL TRUSTEE REPORT TO HOLDERS OF NOTES

     The trustee is required to submit an annual report to the holders of the notes regarding, among other things, the trustee's eligibility to so serve, the priority of the trustee's claims regarding certain advances made by it, and any action taken by the trustee materially affecting the notes.

CERTIFICATES AND OPINIONS TO BE FURNISHED TO TRUSTEE

     The indenture provides that, in addition to other certificates or opinions that may be specifically required by other provisions of the indenture, every application by us for action by the trustee shall be accompanied by a certificate of our officers and an opinion of counsel, who may be our counsel, stating that, in the opinion of the signers, we have complied with all applicable conditions precedent to the action. (Section 102)

                         BOOK-ENTRY, DELIVERY AND FORM

     Generally, the notes will be issued in the form of global notes registered in the name of The Depository Trust Company, called DTC, or its nominee.

     Beneficial interests in the global notes may not be exchanged for notes in certificated form except in the limited circumstances described below. Payment of the principal of and interest on certificated notes is subject to the indenture and will be made at the corporate trust office of the trustee or such other office or agency as may be designated by it for such purpose in New York City. Payment of interest on certificated notes will be made to the person in whose name such note is registered at the close of business on the applicable record date. All other terms of the certificated notes are governed by the indenture. Outstanding notes issued in certificated form may be exchanged in the exchange offer for new notes in certificated form.

     Except as described below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

     Initially, the trustee will act as paying agent and registrar for the notes.

DEPOSITARY PROCEDURES

     DTC is a limited-purpose trust company created to hold securities for its participating organizations and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of participants. The participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or indirect participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

     Pursuant to DTC's procedures, (a) upon deposit of the global notes, DTC will credit the accounts of participants designated by the initial purchasers with portions of the principal amount of global notes and (b) ownership of such interests in the global notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to participants) or by participants and the indirect participants (with respect to other owners of beneficial interests in the global notes).

     The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interest in a global note to such persons may be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having a beneficial interest in a global note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of physical certificates evidencing such interest. For certain other restrictions on the transferability of the notes, see "-- Certificated Notes."

     Under the terms of the indenture, we and the trustee will treat the persons in whose names the notes, including the global notes, are registered as the owners thereof for the purpose of receiving payments of principal and premium and liquidated damages, if any, and interest and for any and all other purposes whatsoever. Payments in respect of the principal and premium and liquidated damages, if any, and interest on a global note registered in the name of DTC or its nominee will be payable by the trustee to DTC or its nominee in its capacity as the registered holder under the indenture. Consequently, none of us, the trustee nor any of our agents or the trustee's agents has or will have any responsibility or liability for (a) any aspect of DTC's records or any participant's or indirect participant's records relating to or payments made on account of beneficial ownership interests in the global notes, or for maintaining, supervising or reviewing any of DTC's records or any participant's or indirect participant's records relating to the beneficial ownership interests in the global notes or (b) any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

     DTC's current practices for payments of principal, interest, liquidated damages and the like with respect to securities such as the notes are to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security such as the global notes as shown on the records of DTC. Payments by participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or its participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the notes for all purposes.

     The global notes will trade in DTC's Same-Day Funds Settlement System and, therefore, transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in immediately available funds. Transfers between indirect participants who hold an interest through a participant will be effected in accordance with the procedures of such participant but generally will settle in immediately available funds.

     DTC will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of the notes to which such participant or participants has or have given direction. However, if there is an event of default under the notes, DTC reserves the right to exchange global notes (without the direction of one or more of its participants) for legended notes in certificated form, and to distribute such certificated forms of notes to its participants.

     Although DTC has agreed to the foregoing procedures to facilitate transfers of interests notes among participants, it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee shall have any responsibility for the performance by DTC or its participants and indirect participants of their respective obligations under the rules and procedures governing any of their operations.

     Certificated Notes. Subject to certain conditions, any person having a beneficial interest in the global note may, upon request to the trustee, exchange such beneficial interest for notes in the form of certificated notes. Upon any such issuance, the trustee is required to register such certificated notes in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). In addition, if

     - we notify the trustee in writing that DTC is no longer willing or able to act as a depositary and we are unable to locate a qualified successor within 90 days,

     - we, at our option, notify the trustee in writing that we elect to cause the issuance of notes in the form of certificated notes under the indenture, or

     - DTC will not continue to hold the book-entry interests related to the global notes or is no longer a clearing agency registered under the Exchange Act and we do not replace DTC within 120 days,

then, upon surrender by the global note holder of its global note, notes in such form will be issued to each person that the global note holder and DTC identify as being the beneficial owner of the related notes.

     Neither we nor the trustee will be liable for any delay by the global note holder or DTC in identifying the beneficial owners of notes and we and the trustee may conclusively rely on, and will be protected in relying on, instructions from the global note holder or DTC for all purposes.

            MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion summarizes the material United States federal income tax consequences of the exchange of original notes for exchange notes. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations promulgated and proposed thereunder, judicial authority and administrative interpretations, as of the date hereof, all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. We cannot assure you that the Internal Revenue Service will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the United States federal tax consequences of the exchange of original notes for exchange notes.

     In this discussion, we do not purport to address all tax considerations that may be important to a particular holder in light of the holder's circumstances, or to certain categories of investors that may be subject to special rules, such as financial institutions, insurance companies, regulated investment companies, tax exempt organizations, dealers in securities or currencies, persons whose functional currency is not the U.S. dollar, U.S. expatriates, persons subject to the alternative minimum tax or persons who hold the notes as part of a hedge, conversion transaction, straddle or other risk reduction transaction. This discussion is limited to holders who purchased the original notes for cash at the original offering price and who hold the notes as capital assets within the meaning of section 1221 of the Internal Revenue Code. If a partnership holds notes, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. This discussion also does not address the tax considerations arising under the laws of any foreign, state, local or other jurisdiction.

     HOLDERS OF ORIGINAL NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEM OF THE EXCHANGE OFFER AND THE APPLICABILITY AND EFFECT OF STATE, LOCAL OR FOREIGN TAX LAWS AND TAX TREATIES.

TREATMENT OF EXCHANGES UNDER THE EXCHANGE OFFER

     The exchange of original notes for exchange notes under the terms of the exchange offer will not constitute a taxable exchange. As a result,

     - a holder will not recognize taxable gain or loss as a result of exchanging original notes for exchange notes under the terms of the exchange offer,

     - the holding period of the exchange notes will include the holding period of the original notes exchanged for the exchange notes, and

     - the adjusted tax basis for the exchange notes will be the same as the adjusted tax basis, immediately before the exchange, of the original notes exchanged for the exchange notes.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     We will, where required, report to the holders of the notes and the Internal Revenue Service the amount of any interest paid on the notes in each calendar year and the amounts of federal income tax withheld, if any, with respect to payments. A noncorporate noteholder may be subject to information reporting and to backup withholding with respect to payments of principal, premium, if any, and interest made on the notes, or on proceeds of the disposition of the notes before maturity, unless the noteholder provides a correct taxpayer identification number or proof of an applicable exemption, and otherwise complies with applicable requirements of the information and backup withholding rules.

     Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules will be refunded or credited against the noteholder's federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

                         VALIDITY OF THE EXCHANGE NOTES

     The validity of the exchange notes being offered hereby will be passed upon for us by Bracewell & Patterson, L.L.P., Houston, Texas.

                                    EXPERTS

     The financial statements of Kinder Morgan, Inc. incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC.

     The SEC allows us to "incorporate by reference" the information we filed with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference into this prospectus is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information as well as the information included in this prospectus. We incorporate by reference in this prospectus the following documents:

     - Annual Report on Form 10-K for the fiscal year ended December 31, 2001;

     - Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002; and

     - Current Reports on Form 8-K dated June 19, 2002, July 23, 2002 and August 27, 2002.

     We also incorporate by reference any filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this prospectus and the completion of the exchange offer.

     Should you want more information regarding Kinder Morgan Energy Partners, L.P. or Kinder Morgan Management, LLC, please refer to the annual, quarterly and special reports and proxy statements, as applicable, filed with the SEC regarding those entities.

     You may read and copy any document we file with the SEC at the SEC's public reference room located at:

     - 450 Fifth Street, N.W.
       Washington, D.C. 20549

     Please call the SEC at 1-800-SEC-0330 for further information on the public reference room and its copy charges. Our SEC filings are also available to the public on the SEC's Web site at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our common stock is listed.

     We will provide a copy of any document incorporated by reference into this prospectus and any exhibit specifically incorporated by reference in these documents without charge, by request directed to us at the following address and telephone number:

     - Kinder Morgan, Inc.
       Investor Relations Department
       One Allen Center, Suite 1000
       500 Dallas Street
       Houston, Texas 77002
       (713) 369-9000

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated in this prospectus by reference include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. They use words such as "anticipate," "believe," "intend," "plan," "projection," "forecast," "strategy," "position," "continue," "estimate," "expect," "may," "will," or the negative of those terms or other variations of them or by comparable terminology. In particular, statements, express or implied, concerning future actions, conditions or events, future operating results or the ability to generate sales, income or cash flow or to pay dividends are forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond our ability to control or predict. Specific factors which could cause actual results to differ from those in the forward-looking statements include:

     - price trends and overall demand for natural gas liquids, refined petroleum products, oil, carbon dioxide, natural gas, coal and other bulk materials in the United States;

     - economic activity, weather, alternative energy sources, conservation and technological advances that may affect price trends and demand;

     - changes in our tariff rates or those of Kinder Morgan Energy Partners implemented by the Federal Energy Regulatory Commission or another regulatory agency or, with respect to Kinder Morgan Energy Partners, the California Public Utilities Commission;

     - Kinder Morgan Energy Partners' ability to integrate any acquired operations into its existing operations;

     - Kinder Morgan Energy Partners' ability and our ability to acquire new businesses and assets and to make expansions to our respective facilities;

     - difficulties or delays experienced by railroads, barges, trucks, ships or pipelines in delivering products to Kinder Morgan Energy Partners' bulk terminals;

     - Kinder Morgan Energy Partners' ability and our ability to successfully identify and close acquisitions and make cost-saving changes in operations;

     - shut-downs or cutbacks at major refineries, petrochemical or chemical plants, utilities, military bases or other businesses that use or supply our services;

     - changes in laws or regulations, third party relations and approvals, decisions of courts, regulators and governmental bodies may adversely affect our business or our ability to compete;

     - our ability to offer and sell equity securities and debt securities or obtain debt financing in sufficient amounts to implement that portion of our business plan that contemplates growth through acquisitions of operating businesses and assets and expansions of our facilities;

     - our indebtedness could make us vulnerable to general adverse economic and industry conditions, limit our ability to borrow additional funds and/or place us at competitive disadvantages compared to our competitors that have less debt or have other adverse consequences;

     - interruptions of electric power supply to facilities due to natural disasters, power shortages, strikes, riots, terrorism, war or other causes;

     - acts of sabotage, terrorism or other similar acts causing damage greater than our insurance coverage limits;

     - the condition of the capital markets and equity markets in the United States;

     - the political and economic stability of the oil producing nations of the world;

     - national, international, regional and local economic, competitive and regulatory conditions and developments;

     - the ability to achieve cost savings and revenue growth;

     - rates of inflation;

     - interest rates;

     - the pace of deregulation of retail natural gas and electricity;

     - the timing and extent of changes in commodity prices for oil, natural gas, electricity and certain agricultural products; and

     - the timing and success of business development efforts.

You should not put undue reliance on any forward-looking statements.

     When considering forward-looking statements, please review the risk factors described under "Risk Factors" in this prospectus.

                                                                         ANNEX A

                              KINDER MORGAN, INC.
                             LETTER OF TRANSMITTAL

                             LETTER OF TRANSMITTAL

                             TO TENDER FOR EXCHANGE

                          6.50% SENIOR NOTES DUE 2012

                                       OF

                              KINDER MORGAN, INC.
             PURSUANT TO THE PROSPECTUS DATED                , 2003

 THIS OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON            , 2003
 UNLESS EXTENDED BY THE COMPANY IN ITS SOLE DISCRETION (THE "EXPIRATION DATE").
  TENDERS OF NOTES MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

                 THE EXCHANGE AGENT FOR THE EXCHANGE OFFER IS:

                      WACHOVIA BANK, NATIONAL ASSOCIATION

               By Mail:                            By Facsimile:                             By Hand:
 Wachovia Bank, National Association               (704) 590-7628              Wachovia Bank, National Association
     Customer Information Center                                                   Customer Information Center
 Corporate Trust Operations -- NC1153          Confirm by Telephone:           Corporate Trust Operations -- NC1153
1525 West W.T. Harris Boulevard -- 3C3             (704) 590-7413             1525 West W.T. Harris Boulevard -- 3C3
         Charlotte, NC 28288                                                         Charlotte, NC 28262-1153
        Attention: Marsha Rice                                                        Attention: Marsha Rice

     DELIVERY OF THIS LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE TO A NUMBER OTHER THAN AS LISTED ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

     HOLDERS WHO WISH TO BE ELIGIBLE TO RECEIVE EXCHANGE NOTES PURSUANT TO THE EXCHANGE OFFER MUST VALIDLY TENDER (AND NOT WITHDRAW) THEIR ORIGINAL NOTES TO THE EXCHANGE AGENT ON OR PRIOR TO THE EXPIRATION DATE.

     This Letter of Transmittal is to be used by holders ("Holders") of 6.50% Senior Notes due 2012 (the "Original Notes") of Kinder Morgan Inc. (the "Company") to receive 6.50% Exchange Notes (the "Exchange Notes") if: (i) certificates representing Original Notes are to be physically delivered to the Exchange Agent herewith by such Holders; (ii) tender of Original Notes is to be made by book-entry transfer to the Exchange Agent's account at The Depository Trust Company ("DTC") pursuant to the procedures set forth under the caption "The Exchange Offer -- Procedures for Tendering Original Notes -- Book-Entry
Delivery Procedures" in the Prospectus dated             , 2003 (the
"Prospectus"); or (iii) tender of Original Notes is to be made according to the guaranteed delivery procedures set forth under the caption "The Exchange
Offer -- Procedures for Tendering Original Notes -- Guaranteed Delivery" in the Prospectus, and, in each case, instructions are not being transmitted through the DTC Automated Tender Offer Program ("ATOP"). The undersigned hereby acknowledges receipt of the Prospectus. All capitalized terms used herein and not defined shall have the meanings ascribed to them in the Prospectus.

     Holders of Original Notes that are tendering by book-entry transfer to the Exchange Agent's account at DTC can execute the tender through ATOP, for which the transaction will be eligible. DTC participants that are accepting the exchange offer as set forth in the Prospectus and this Letter of Transmittal (together, the "Exchange Offer") must transmit their acceptance to DTC which will edit and verify the acceptance and execute a book-entry delivery to the Exchange Agent's account at DTC. DTC will then send an Agent's Message to the Exchange Agent for its acceptance. Delivery of the Agent's Message by DTC will satisfy the terms of the Offer as to execution and delivery of a Letter of Transmittal by the participant identified in the Agent's Message. DTC participants may also accept the Exchange Offer by submitting a notice of guaranteed delivery through ATOP.

     DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

     If a Holder desires to tender Original Notes pursuant to the Exchange Offer and time will not permit this Letter of Transmittal, certificates representing such Original Notes and all other required documents to reach the Exchange Agent, or the procedures for book-entry transfer cannot be completed, on or prior to the Expiration Date, then such Holder must tender such Original Notes according to the guaranteed delivery procedures set forth under the caption "The Exchange Offer -- Procedures for Tendering Original Notes -- Guaranteed Delivery" in the Prospectus. See Instruction 2.

     The undersigned should complete, execute and deliver this Letter of Transmittal to indicate the action the undersigned desires to take with respect to the Exchange Offer.

                            TENDER OF ORIGINAL NOTES

[ ]  CHECK HERE IF TENDERED ORIGINAL NOTES ARE ENCLOSED HEREWITH.

[ ] CHECK HERE IF TENDERED ORIGINAL NOTES ARE BEING DELIVERED BY BOOK-ENTRY TRANSFER MADE TO THE ACCOUNT MAINTAINED BY THE EXCHANGE AGENT WITH DTC AND COMPLETE THE FOLLOWING:

     Name of Tendering Institution:
                                    --------------------------------------------
     Account Number:
                     -----------------------------------------------------------
     Transaction Code Number:
                              --------------------------------------------------

[ ] CHECK HERE IF TENDERED ORIGINAL NOTES ARE BEING DELIVERED PURSUANT TO A NOTICE OF GUARANTEED DELIVERY PREVIOUSLY SENT TO THE EXCHANGE AGENT AND COMPLETE THE FOLLOWING:

     Name(s) of Registered Holder(s):
                                     -------------------------------------------
     Window Ticker Number (if any):
                                    --------------------------------------------
     Date of Execution of Notice of Guaranteed Delivery:
                                                         -----------------------
     Name of Eligible Institution that Guaranteed Delivery:
                                                            --------------------

     List below the Original Notes to which this Letter of Transmittal relates. The name(s) and address(es) of the registered Holder(s) should be printed, if not already printed below, exactly as they appear on the Original Notes tendered herewith. The Original Notes and the principal amount of Original Notes that the undersigned wishes to tender should be indicated in the appropriate boxes. If the space provided is inadequate, list the certificate number(s) and principal amount(s) on a separately executed schedule and affix the schedule to this Letter of Transmittal.

-----------------------------------------------------------------------------------------------------------------------------
                                                DESCRIPTION OF ORIGINAL NOTES
-----------------------------------------------------------------------------------------------------------------------------
             NAME(S) AND ADDRESS(ES)
             OF REGISTERED HOLDER(S)                                                 AGGREGATE PRINCIPAL
          (PLEASE FILL IN IF BLANK) SEE                       CERTIFICATE                  AMOUNT          PRINCIPAL AMOUNT
                  INSTRUCTION 3.                              NUMBER(S)*                REPRESENTED**         TENDERED**
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
                                                            TOTAL PRINCIPAL
                                                       AMOUNT OF ORIGINAL NOTES
-----------------------------------------------------------------------------------------------------------------------------
  *  Need not be completed by Holders tendering by book-entry transfer.
  ** Unless otherwise specified, the entire aggregate principal amount represented by the Original Notes described above will be deemed to be tendered. See Instruction 4.
-----------------------------------------------------------------------------------------------------------------------------

                    NOTE: SIGNATURES MUST BE PROVIDED BELOW.
              PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY.

Ladies and Gentlemen:

     The undersigned hereby tenders to Kinder Morgan, Inc. (the "Company"), upon the terms and subject to the conditions set forth in its Prospectus dated
              , 2003 (the "Prospectus"), receipt of which is hereby acknowledged, and in accordance with this Letter of Transmittal (which together constitute the "Exchange Offer"), the principal amount of Original Notes indicated in the foregoing table entitled "Description of Original Notes" under the column heading "Principal Amount Tendered." The undersigned represents that it is duly authorized to tender all of the Original Notes tendered hereby which it holds for the account of beneficial owners of such Original Notes ("Beneficial Owner(s)") and to make the representations and statements set forth herein on behalf of such Beneficial Owner(s).

     Subject to, and effective upon, the acceptance for purchase of the principal amount of Original Notes tendered herewith in accordance with the terms and subject to the conditions of the Exchange Offer, the undersigned hereby sells, assigns and transfers to, or upon the order of, the Company, all right, title and interest in and to all of the Original Notes tendered hereby. The undersigned hereby irrevocably constitutes and appoints the Exchange Agent the true and lawful agent and attorney-in-fact of the undersigned (with full knowledge that the Exchange Agent also acts as the agent of the Company) with respect to such Original Notes, with full powers of substitution and revocation (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (i) present such Original Notes and all evidences of transfer and authenticity to, or transfer ownership of, such Original Notes on the account books maintained by DTC to, or upon the order of, the Company, (ii) present such Original Notes for transfer of ownership on the books of the Company, and (iii) receive all benefits and otherwise exercise all rights of beneficial ownership of such Original Notes, all in accordance with the terms and conditions of the Exchange Offer as described in the Prospectus.

     By accepting the Exchange Offer, the undersigned hereby represents and warrants that:

          (1) the Exchange Notes to be acquired by the undersigned and any Beneficial Owner(s) in connection with the Exchange Offer are being acquired by the undersigned and any Beneficial Owner(s) in the ordinary course of business of the undersigned and any Beneficial Owner(s),

          (2) the undersigned and each Beneficial Owner are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes,

          (3) except as indicated below, neither the undersigned nor any Beneficial Owner is an "affiliate," as defined in Rule 405 under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Securities Act"), of the Company, and

          (4) the undersigned and each Beneficial Owner acknowledge and agree that (x) any person participating in the Exchange Offer with the intention or for the purpose of distributing the Exchange Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale of the Exchange Notes acquired by such person with a registration statement containing the selling securityholder information required by Item 507 of Regulation S-K of the Securities and Exchange Commission (the "SEC") and cannot rely on the interpretation of the Staff of the SEC set forth in the no-action letters that are noted in the section of the Prospectus entitled "The Exchange Offer -- Registration Rights" and (y) any broker-dealer that pursuant to the Exchange Offer receives Exchange Notes for its own account in exchange for Original Notes which it acquired for its own account as a result of market-making activities or other trading activities must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes.

     If the undersigned is a broker-dealer that will receive Exchange Notes for its own account in exchange for Original Notes that were acquired as the result of market-making activities or other trading activities, it acknowledges that it will deliver a prospectus in connection with any resale of such Exchange Notes. By so acknowledging and by delivering a prospectus, a broker-dealer shall not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     The undersigned understands that tenders of Original Notes may be withdrawn by written notice of withdrawal received by the Exchange Agent at any time prior to the Expiration Date in accordance with the Prospectus. In the event of a termination of the Exchange Offer, the Original Notes tendered pursuant to the Exchange Offer will be returned to the tendering Holders promptly (or, in the case of Original Notes tendered by book-entry transfer, such Original Notes will be credited to the account maintained at DTC from which such Original Notes were delivered). If the Company makes a material change in the terms of the Exchange Offer or the information concerning the Exchange Offer or waives a material condition of such Exchange Offer, the Company will disseminate additional Exchange Offer materials and extend such Exchange Offer, if and to the extent required by law.

     The undersigned understands that the tender of Original Notes pursuant to any of the procedures set forth in the Prospectus and in the instructions hereto will constitute the undersigned's acceptance of the terms and conditions of the Exchange Offer. The Company's acceptance for exchange of Original Notes tendered pursuant to any of the procedures described in the Prospectus will constitute a binding agreement between the undersigned and the Company in accordance with the terms and subject to the conditions of the Exchange Offer. For purposes of the Exchange Offer, the undersigned understands that validly tendered Original Notes (or defectively tendered Original Notes with respect to which the Company has, or has caused to be, waived such defect) will be deemed to have been accepted by the Company if, as and when the Company gives oral or written notice thereof to the Exchange Agent.

     The undersigned hereby represents and warrants that the undersigned has full power and authority to tender, sell, assign and transfer the Original Notes tendered hereby, and that when such tendered Original Notes are accepted for purchase by the Company, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right. The undersigned and each Beneficial Owner will, upon request, execute and deliver any additional documents deemed by the Exchange Agent or by the Company to be necessary or desirable to complete the sale, assignment and transfer of the Original Notes tendered hereby.

     All authority conferred or agreed to be conferred by this Letter of Transmittal shall not be affected by, and shall survive the death or incapacity of the undersigned and any Beneficial Owner(s), and any obligation of the undersigned or any Beneficial Owner(s) hereunder shall be binding upon the heirs, executors, administrators, trustees in bankruptcy, personal and legal representatives, successors and assigns of the undersigned and such Beneficial Owner(s).

     The undersigned understands that the delivery and surrender of any Original Notes is not effective, and the risk of loss of the Original Notes does not pass to the Exchange Agent or the Company, until receipt by the Exchange Agent of this Letter of Transmittal, or a manually signed facsimile hereof, properly completed and duly executed, together with all accompanying evidences of authority and any other required documents in form satisfactory to the Company. All questions as to form of all documents and the validity (including time of receipt) and acceptance of tenders and withdrawals of Original Notes will be determined by the Company, in its sole discretion, which determination shall be final and binding.

     Unless otherwise indicated herein under "Special Issuance Instructions," the undersigned hereby requests that any Original Notes representing principal amounts not tendered or not accepted for exchange be issued in the name(s) of the undersigned (and in the case of Original Notes tendered by book-entry transfer, by credit to the account of DTC), and Exchange Notes issued in exchange for Original Notes pursuant to the Exchange Offer be issued to the undersigned. Similarly, unless otherwise indicated herein under "Special Delivery Instructions," the undersigned hereby requests that any Original Notes representing principal amounts not tendered or not accepted for exchange and Exchange Notes issued in exchange for Original Notes pursuant to the Exchange Offer be delivered to the undersigned at the address shown below the undersigned's signature(s). In the event that the "Special Issuance Instructions" box or the "Special Delivery Instructions" box is, or both are, completed, the undersigned hereby requests that any Original Notes representing principal amounts not tendered or not accepted for purchase be issued in the name(s) of, certificates for such Original Notes be delivered to, and Exchange Notes issued in exchange for Original Notes pursuant to the Exchange Offer be issued in the name(s) of, and be delivered to, the person(s) at the address(es) so indicated, as applicable. The undersigned recognizes that the Company has no obligation pursuant to the "Special Issuance Instructions" box or "Special Delivery Instructions" box to transfer any Original Notes from the name of the registered Holder(s) thereof if the Company does not accept for exchange any of the principal amount of such Original Notes so tendered.

[ ] CHECK HERE IF YOU OR ANY BENEFICIAL OWNER FOR WHOM YOU HOLD ORIGINAL NOTES
    IS AN AFFILIATE OF THE COMPANY.

[ ] CHECK HERE IF YOU OR ANY BENEFICIAL OWNER FOR WHOM YOU HOLD ORIGINAL NOTES
    TENDERED HEREBY IS A BROKER-DEALER WHO ACQUIRED SUCH NOTES DIRECTLY FROM THE COMPANY OR AN AFFILIATE OF THE COMPANY.

[ ] CHECK HERE AND COMPLETE THE LINES BELOW IF YOU OR ANY BENEFICIAL OWNER FOR
    WHOM YOU HOLD ORIGINAL NOTES TENDERED HEREBY IS A BROKER-DEALER WHO ACQUIRED SUCH NOTES IN MARKET-MAKING OR OTHER TRADING ACTIVITIES. IF THIS BOX IS CHECKED, THE COMPANY WILL SEND 10 ADDITIONAL COPIES OF THE PROSPECTUS AND 10 COPIES OF ANY AMENDMENTS OR SUPPLEMENTS THERETO TO YOU OR SUCH BENEFICIAL OWNER AT THE ADDRESS SPECIFIED IN THE FOLLOWING LINES.

Name:
      --------------------------------------------------------------------------
Address:
         -----------------------------------------------------------------------

         -----------------------------------------------------------------------

--------------------------------------------------------------------------------

                         SPECIAL ISSUANCE INSTRUCTIONS
                        (SEE INSTRUCTIONS 1, 5, 6 AND 7)

        To be completed ONLY if Original Notes in a principal amount not tendered or not accepted for exchange are to be issued in the name of, or Exchange Notes are to be issued in the name of, someone other than the person(s) whose signature(s) appear(s) within this Letter of Transmittal or issued to an address different from that shown in the box entitled "Description of Original Notes" within this Letter of Transmittal.

   Issue:  [ ] Original Notes
           [ ] Exchange Notes

                             (check as applicable)

   Name
        ---------------------------------------------------------------------
                                    (PLEASE PRINT)

   Address
           ------------------------------------------------------------------
                                 (PLEASE PRINT)

   --------------------------------------------------------------------------
                                   (ZIP CODE)

   --------------------------------------------------------------------------
                 (TAX IDENTIFICATION OR SOCIAL SECURITY NUMBER)
                        (SEE SUBSTITUTE FORM W-9 HEREIN)

--------------------------------------------------------------------------------


--------------------------------------------------------------------------------

                         SPECIAL DELIVERY INSTRUCTIONS
                        (SEE INSTRUCTIONS 1, 5, 6 AND 7)

        To be completed ONLY if Original Notes in a principal amount not tendered or not accepted for exchange or Exchange Notes are to be sent to someone other than the person(s) whose signature(s) appear(s) within this Letter of Transmittal or to an address different from that shown in the box entitled "Description of Original Notes" within this Letter of Transmittal.

   Issue:  [ ] Original Notes
           [ ] Exchange Notes

                             (check as applicable)

   Name
        ---------------------------------------------------------------------
                                    (PLEASE PRINT)

   Address
           ------------------------------------------------------------------
                                 (PLEASE PRINT)

   --------------------------------------------------------------------------
                                   (ZIP CODE)

   --------------------------------------------------------------------------
                 (TAX IDENTIFICATION OR SOCIAL SECURITY NUMBER)
                        (SEE SUBSTITUTE FORM W-9 HEREIN)

--------------------------------------------------------------------------------

                                PLEASE SIGN HERE
          (TO BE COMPLETED BY ALL TENDERING HOLDERS OF ORIGINAL NOTES REGARDLESS OF WHETHER ORIGINAL NOTES ARE BEING PHYSICALLY DELIVERED HEREWITH)

This Letter of Transmittal must be signed by the registered Holder(s) exactly as name(s) appear(s) on certificate(s) for Original Notes or, if tendered by a participant in DTC, exactly as such participant's name appears on a security position listing as owner of Original Notes, or by the person(s) authorized to become registered Holder(s) by endorsements and documents transmitted herewith. If signature is by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, please set forth full title and see Instruction 5.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
          Signature(s) of Registered Holder(s) or Authorized Signatory
                       (See guarantee requirement below)

Dated:
       -------------------------------------------------------------------------

Name(s):
         -----------------------------------------------------------------------

--------------------------------------------------------------------------------
                                 (Please Print)

Capacity (Full Title):
                      ----------------------------------------------------------

Address:
        ------------------------------------------------------------------------

--------------------------------------------------------------------------------
                              (Including Zip Code)

Area Code and Telephone Number:
                                ------------------------------------------------

Tax Identification or Social Security Number:
                                              ----------------------------------
                  (Complete Accompanying Substitute Form W-9)

                              SIGNATURE GUARANTEE
                   (IF REQUIRED -- SEE INSTRUCTIONS 1 AND 5)

Authorized Signature
                     -----------------------------------------------------------

Name of Firm
             -------------------------------------------------------------------

                               [PLACE SEAL HERE]

                                  INSTRUCTIONS

         FORMING PART OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER

     1. Signature Guarantees. Signatures of this Letter of Transmittal must be guaranteed by a recognized member of the Medallion Signature Guarantee Program or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 promulgated under the Exchange Act (each of the foregoing, an "Eligible Institution"), unless the Original Notes tendered hereby are tendered
(i) by a registered Holder of Original Notes (or by a participant in DTC whose name appears on a security position listing as the owner of such Original Notes) that has not completed either the box entitled "Special Issuance Instructions" or the box entitled "Special Delivery Instructions" on this Letter of Transmittal, or (ii) for the account of an Eligible Institution. If the Original Notes are registered in the name of a person other than the signer of this Letter of Transmittal, if Original Notes not accepted for exchange or not tendered are to be returned to a person other than the registered Holder or if Exchange Notes are to be issued in the name of or sent to a person other than the registered Holder, then the signatures on this Letter of Transmittal accompanying the tendered Original Notes must be guaranteed by an Eligible Institution as described above. See Instruction 5.

     2. Delivery of Letter of Transmittal and Original Notes. This Letter of Transmittal is to be completed by Holders if (i) certificates representing Original Notes are to be physically delivered to the Exchange Agent herewith by such Holders; (ii) tender of Original Notes is to be made by book-entry transfer to the Exchange Agent's account at DTC pursuant to the procedures set forth under the caption "The Exchange Offer -- Procedures for Tendering Original
Notes -- Book-Entry Delivery Procedures" in the Prospectus; or (iii) tender of Original Notes is to be made according to the guaranteed delivery procedures set forth under the caption "The Exchange Offer -- Procedures for Tendering Original Notes -- Guaranteed Delivery" in the Prospectus. All physically delivered Original Notes, or a confirmation of a book-entry transfer into the Exchange Agent's account at DTC of all Original Notes delivered electronically, as well as a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), any required signature guarantees and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent at one of its addresses set forth on the cover page hereto on or prior to the Expiration Date, or the tendering Holder must comply with the guaranteed delivery procedures set forth below. DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

     If a Holder desires to tender Original Notes pursuant to the Exchange Offer and time will not permit this Letter of Transmittal, certificates representing such Original Notes and all other required documents to reach the Exchange Agent, or the procedures for book-entry transfer cannot be completed, on or prior to the Expiration Date, such Holder must tender such Original Notes pursuant to the guaranteed delivery procedures set forth under the caption "The Exchange Offer -- Procedures for Tendering Original Notes -- Guaranteed Delivery" in the Prospectus. Pursuant to such procedures, (i) such tender must be made by or through an Eligible Institution; (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Company, or an Agent's Message with respect to guaranteed delivery that is accepted by the Company, must be received by the Exchange Agent, either by hand delivery, mail, telegram, or facsimile transmission, on or prior to the Expiration Date; and (iii) the certificates for all tendered Original Notes, in proper form for transfer (or confirmation of a book-entry transfer or all Original Notes delivered electronically into the Exchange Agent's account at DTC pursuant to the procedures for such transfer set forth in the Prospectus), together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and any other documents required by this Letter of Transmittal, or in the case of a book-entry transfer, a properly transmitted Agent's Message, must be received by the Exchange Agent within two business days after the date of the execution of the Notice of Guaranteed Delivery.

     THE METHOD OF DELIVERY OF THIS LETTER OF TRANSMITTAL, THE ORIGINAL NOTES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC AND ANY ACCEPTANCE OR AGENT'S MESSAGE DELIVERED THROUGH ATOP, IS AT THE ELECTION AND RISK OF THE TENDERING HOLDER AND, EXCEPT AS OTHERWISE PROVIDED IN THIS

INSTRUCTION 2, DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF DELIVERY IS BY MAIL, IT IS SUGGESTED THAT THE HOLDER USE PROPERLY INSURED, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, AND THAT THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE EXCHANGE AGENT PRIOR TO SUCH DATE.

     No alternative, conditional or contingent tenders will be accepted. All tendering Holders, by execution of this Letter of Transmittal (or a facsimile thereof), waive any right to receive any notice of the acceptance of their Original Notes for exchange.

     3. Inadequate Space. If the space provided herein is inadequate, the certificate numbers and/or the principal amount represented by Original Notes should be listed on separate signed schedule attached hereto.

     4. Partial Tenders. (Not applicable to Holders who tender by book-entry transfer). If Holders wish to tender less than the entire principal amount evidenced by an Original Note submitted, such Holders must fill in the principal amount that is to be tendered in the column entitled "Principal Amount Tendered." The minimum permitted tender is $1,000 in principal amount of Original Notes. All other tenders must be in integral multiples of $1,000 in principal amount. In the case of a partial tender of Original Notes, as soon as practicable after the Expiration Date, new certificates for the remainder of the Original Notes that were evidenced by such Holder's old certificates will be sent to such Holder, unless otherwise provided in the appropriate box on this Letter of Transmittal. The entire principal amount that is represented by Original Notes delivered to the Exchange Agent will be deemed to have been tendered, unless otherwise indicated.

     5. Signatures on Letter of Transmittal, Instruments of Transfer and Endorsements. If this Letter of Transmittal is signed by the registered Holder(s) of the Original Notes tendered hereby, the signatures must correspond with the name(s) as written on the face of the certificate(s) without alteration, enlargement or any change whatsoever. If this Letter of Transmittal is signed by a participant in DTC whose name is shown as the owner of the Original Notes tendered hereby, the signature must correspond with the name shown on the security position listing as the owner of the Original Notes.

     If any of the Original Notes tendered hereby are registered in the name of two or more Holders, all such Holders must sign this Letter of Transmittal. If any of the Original Notes tendered hereby are registered in different names on several certificates, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations of certificates.

     If this Letter of Transmittal or any Original Note or instrument of transfer is signed by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and proper evidence satisfactory to the Company of such person's authority to so act must be submitted.

     When this Letter of Transmittal is signed by the registered Holder(s) of the Original Notes listed herein and transmitted hereby, no endorsements of Original Notes or separate instruments of transfer are required unless Exchange Notes are to be issued, or Original Notes not tendered or exchanged are to be issued, to a person other than the registered Holder(s), in which case signatures on such Original Notes or instruments of transfer must be guaranteed by an Eligible Institution.

     IF THIS LETTER OF TRANSMITTAL IS SIGNED OTHER THAN BY THE REGISTERED HOLDER(S) OF THE ORIGINAL NOTES LISTED HEREIN, THE ORIGINAL NOTES MUST BE ENDORSED OR ACCOMPANIED BY APPROPRIATE INSTRUMENTS OF TRANSFER, IN EITHER CASE SIGNED EXACTLY AS THE NAME(S) OF THE REGISTERED HOLDER(S) APPEAR ON THE ORIGINAL NOTES AND SIGNATURES ON SUCH ORIGINAL NOTES OR INSTRUMENTS OF TRANSFER ARE REQUIRED AND MUST BE GUARANTEED BY AN ELIGIBLE INSTITUTION, UNLESS THE SIGNATURE IS THAT OF AN ELIGIBLE INSTITUTION.

     6. Special Issuance and Delivery Instructions. If certificates for Exchange Notes or unexchanged or untendered Original Notes are to be issued in the name of a person other than the signer of this Letter of Transmittal, or if Exchange Notes or such Original Notes are to be sent to someone other than the signer of this Letter of Transmittal or to an address other than that shown herein, the appropriate boxes on this

Letter of Transmittal should be completed. All Original Notes tendered by book-entry transfer and not accepted for payment will be returned by crediting the account at DTC designated herein as the account for which such Original Notes were delivered.

     7. Transfer Taxes. Except as set forth in this Instruction 7, the Company will pay or cause to be paid any transfer taxes with respect to the transfer and sale of Original Notes to it, or to its order, pursuant to the Exchange Offer. If Exchange Notes, or Original Notes not tendered or exchanged are to be registered in the name of any persons other than the registered owners, or if tendered Original Notes are registered in the name of any persons other than the persons signing this Letter of Transmittal, the amount of any transfer taxes (whether imposed on the registered Holder or such other person) payable on account of the transfer to such other person must be paid to the Company or the Exchange Agent (unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted) before the Exchange Notes will be issued.

     8. Waiver of Conditions. The conditions of the Exchange Offer may be amended or waived by the Company, in whole or in part, at any time and from time to time in the Company's sole discretion, in the case of any Original Notes tendered.

     9. Substitute Form W-9. Each tendering owner of a Note (or other payee) is required to provide the Exchange Agent with a correct taxpayer identification number ("TIN"), generally the owner's social security or federal employer identification number, and with certain other information, on Substitute Form W-9, which is provided hereafter under "Important Tax Information," and to certify that the owner (or other payee) is not subject to backup withholding. Failure to provide the information on the Substitute Form W-9 may subject the tendering owner (or other payee) to a $50 penalty imposed by the Internal Revenue Service and 30% federal income tax withholding. The box in Part 3 of the Substitute Form W-9 may be checked if the tendering owner (or other payee) has not been issued a TIN and has applied for a TIN or intends to apply for a TIN in the near future. If the box in Part 3 is checked and the Exchange Agent is not provided with a TIN within 60 days of the date on the Substitute Form W-9, the Exchange Agent will withhold 30% until a TIN is provided to the Exchange Agent.

     10. Broker-dealers Participating in the Exchange Offer. If no broker-dealer checks the last box on page 7 of this Letter of Transmittal, the Company has no obligation under the Registration Rights Agreement to allow the use of the Prospectus for resales of the Exchange Notes by broker-dealers or to maintain the effectiveness of the Registration Statement of which the Prospectus is a part after the consummation of the Exchange Offer.

     11. Requests for Assistance or Additional Copies. Any questions or requests for assistance or additional copies of the Prospectus, this Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Exchange Agent at the telephone numbers and location listed above. A Holder or owner may also contact such Holder's or owner's broker, dealer, commercial bank or trust company or nominee for assistance concerning the Exchange Offer.

     IMPORTANT: THIS LETTER OF TRANSMITTAL (OR A FACSIMILE HEREOF), TOGETHER WITH CERTIFICATES REPRESENTING THE ORIGINAL NOTES AND ALL OTHER REQUIRED DOCUMENTS OR THE NOTICE OF GUARANTEED DELIVERY, MUST BE RECEIVED BY THE EXCHANGE AGENT ON OR PRIOR TO THE EXPIRATION DATE.

                           IMPORTANT TAX INFORMATION

     Under federal income tax law, an owner of Original Notes whose tendered Original Notes are accepted for exchange is required to provide the Exchange Agent with such owner's current TIN on Substitute Form W-9 below. If such owner is an individual, the TIN is his or her social security number. If the Exchange Agent is not provided with the correct TIN, the owner or other recipient of Exchange Notes may be subject to a $50 penalty imposed by the Internal Revenue Service. In addition, any interest on Exchange Notes paid to such owner or other recipient may be subject to 30% backup withholding tax.

     Certain owners of Notes (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, that owner must submit to the Exchange Agent a properly completed Internal Revenue Service Forms W-8ECI, W-8BEN, W-8EXP or W-8IMY (collectively, a "Form W-8"), signed under penalties of perjury, attesting to that individual's exempt status. Failure to provide the information required by Form W-8 may subject the tendering owner (or other payee) to a $50 penalty imposed by the Internal Revenue Service and 30% federal income tax withholding. A Form W-8 can be obtained from the Exchange Agent.

     Backup withholding is not an additional tax. Rather, the federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained from the Internal Revenue Service.

PURPOSE OF SUBSTITUTE FORM W-9

     To prevent backup withholding the owner is required to notify the Exchange Agent of the owner's current TIN (or the TIN of any other payee) by completing the following form, certifying that the TIN provided on Substitute Form W-9 is correct (or that such owner is awaiting a TIN), and that (i) the owner is exempt from withholding, (ii) the owner has not been notified by the Internal Revenue Service that the owner is subject to backup withholding as a result of failure to report all interest or dividends or (iii) the Internal Revenue Service has notified the owner that the owner is no longer subject to backup withholding. See the enclosed "Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9" for additional instructions.

WHAT NUMBER TO GIVE THE EXCHANGE AGENT

     The Holder is required to give the Exchange Agent the TIN (e.g., social security number or employer identification number) of the owner of the Original Notes. If the Original Notes are registered in more than one name or are not registered in the name of the actual owner, consult the enclosed "Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9", for additional guidance on which number to report.

-------------------------------------------------------------------------------------------------------------------------------
                                      PAYEE'S NAME:
-------------------------------------------------------------------------------------------------------------------------------
            SUBSTITUTE                PART 1 -- PLEASE PROVIDE YOUR TIN IN THE          Social Security Number(s)
             FORM W-9                 BOX AT THE RIGHT AND CERTIFY BY SIGNING                  or
                                      AND DATING BELOW.                             Employer Identification Number(s)

                                                                                    ------------------------------
                                      -----------------------------------------------------------------------------------------

                                      PART 2 -- Certifications -- Under penalties of perjury, I certify that:

    DEPARTMENT OF THE TREASURY        (1) The number shown on this form is my correct taxpayer identification number (or I
     INTERNAL REVENUE SERVICE         am waiting for a number to be issued to me) and

                                      (2) I am not subject to backup withholding because: (a) I am exempt from backup
       PAYER'S REQUEST FOR                withholding, or (b) I have not been notified by the Internal Revenue Service
     TAXPAYER IDENTIFICATION              ("IRS") that I am subject to backup withholding as a result of a failure to
          NUMBER ("TIN")                  report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding.

                                      (3) I am a U.S. person (including a U.S. resident alien).

                                      CERTIFICATION INSTRUCTIONS -- You must cross out item (2) above if you have been notified by the IRS that you are currently subject to backup withholding because of under-reporting interest or dividends on your tax return.
                                      -----------------------------------------------------------------------------------------

                                      Signature                                     PART 3 --
                                               -------------------------------
                                      Date                                          Awaiting TIN [ ]
                                           -----------------------------------
-------------------------------------------------------------------------------------------------------------------------------

NOTE: FAILURE TO COMPLETE AND RETURN THIS FORM MAY RESULT IN A $50 PENALTY
      IMPOSED BY THE INTERNAL REVENUE SERVICE AND BACKUP WITHHOLDING OF 30%. PLEASE REVIEW THE ENCLOSED GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 FOR ADDITIONAL DETAILS.

        YOU MUST COMPLETE THE FOLLOWING CERTIFICATE IF YOU CHECKED THE BOX IN
        PART 3 OF SUBSTITUTE FORM W-9.

             CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

     I certify under penalties of perjury that a taxpayer identification number has not been issued to me, and either (1) I have mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center or Social Security Administration Office, or (2) I intend to mail or deliver an application in the near future. I understand that if I do not provide a taxpayer identification number within 60 days of the date in this form, 30% of all reportable cash payments made to me will be withheld until I provide a taxpayer identification number.

Signature                                           Date
          ----------------------------------------       -----------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 17-6305 of the Kansas General Corporation Law provides that a Kansas corporation shall have power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit (including an action by or in the right of the corporation to procure a judgment in its favor) or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit by or in the right of the corporation, including attorney fees, and against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, including attorney fees, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. Article Ninth of Kinder Morgan, Inc.'s articles of incorporation requires it to provide substantially the same indemnification of its directors and officers as that authorized by Kansas General Corporation Law.

     Kinder Morgan, Inc. has insurance policies which, among other things, include liability insurance coverage for directors and officers, with a $200,000 corporation reimbursement deductible clause, under which directors and officers are covered against "loss" arising from any claim or claims which may be made against a director or officer by reason of any "wrongful act" in their respective capacities as directors and officers. "Loss" is defined so as to exclude, among other things, fines or penalties, as well as matters deemed uninsurable under the law pursuant to which the policy is to be construed. "Wrongful act" is defined to include any actual or alleged breach of duty, neglect, error, misstatement, misleading statement or omission done or wrongfully attempted. The policy also contains other specific definitions and exclusions and provides an aggregate of more than $20,000,000 of insurance coverage.

     Kinder Morgan, Inc. has purchased liability insurance policies covering the directors and officers of the company, including, to provide protection where it cannot legally indemnify a director or officer and where a claim arises under the Employee Retirement Income Security Act of 1974 against a director or officer based on an alleged breach of fiduciary duty or other wrongful act.

ITEM 21.  EXHIBITS.

     (a) Exhibits

EXHIBIT
NUMBER                                  DESCRIPTION
-------                                 -----------
 4.1      --    Form of Indenture dated as of August 27, 2002 between Kinder
                Morgan, Inc. and Wachovia Bank, National Association, as
                Trustee (filed as Exhibit 4.1 to Kinder Morgan, Inc.'s
                Registration Statement on Form S-4, Registration No.
                333-100338, filed on October 4, 2002).
 4.2*     --    Form of First Supplemental Indenture dated as of December 6,
                2002 between Kinder Morgan, Inc. and Wachovia Bank, National
                Association, as Trustee.
 4.3      --    Form of 6.50% Note (contained in the Indenture filed as
                Exhibit 4.1).
 4.4*     --    Form of Registration Rights Agreement dated as of December
                6, 2002 among Kinder Morgan, Inc., Wachovia Securities, Inc.
                and Barclays Capital Inc.
 5*       --    Opinion of Bracewell & Patterson, L.L.P. as to the legality of the notes being offered.
12*       --    Calculation of Consolidated Ratios of Earnings to Fixed
                Charges.
23.1*     --    Consent of Bracewell & Patterson, L.L.P. (included in their opinion filed as Exhibit 5 hereto).

EXHIBIT
NUMBER                                  DESCRIPTION
-------                                 -----------
23.2*     --    Consent of PricewaterhouseCoopers LLP.
24*       --    Powers of attorney.
25*       --    Form T-1 Statement of Eligibility under the Trust Indenture
                Act of 1939 of Wachovia Bank.

---------------

*  Filed herewith.

     (b) Financial Statement Schedules

     All financial statement schedules are omitted because the information is not required, is inapplicable, is not material or is otherwise included in the financial statements or related notes thereto.

     (c) Reports, Opinions, and Appraisals

     There are no reports, opinions, or appraisals included herein.

ITEM 22.  UNDERTAKINGS.

     (a) Regulation S-K, Item 512 Undertakings

          (1) The undersigned registrant hereby undertakes:

             (i) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

             (ii) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (iii) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (2) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) Registration on Form S-4 of Securities Offered for Resale.

             (i) The undersigned hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

             (ii) The registrant undertakes that every prospectus (a) that is filed pursuant to the paragraph immediately preceding, or (b) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of new securities at that time shall be deemed to be the initial bona fide offering thereof.

          (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (c) The undersigned hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement on Form S-4 or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on January 31, 2003.

                                          KINDER MORGAN, INC.

                                          By:     /s/ JOSEPH LISTENGART
                                            ------------------------------------
                                                     Joseph Listengart
                                              Vice President, General Counsel
                                                       and Secretary

                               ------------------

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 or amendment thereto has been signed below by the following persons in the indicated capacities on January 31, 2003:

                    SIGNATURE                                              TITLE
                    ---------                                              -----

            /s/ EDWARD H. AUSTIN, JR.*                                    Director
 ------------------------------------------------
              Edward H. Austin, Jr.


              /s/ CHARLES W. BATTEY*                                      Director
 ------------------------------------------------
                Charles W. Battey


              /s/ STEWART A. BLISS*                                       Director
 ------------------------------------------------
                 Stewart A. Bliss


               /s/ TED A. GARDNER*                                        Director
 ------------------------------------------------
                  Ted A. Gardner


               /s/ WILLIAM J. HYBL*                                       Director
 ------------------------------------------------
                 William J. Hybl


              /s/ RICHARD D. KINDER                    Director, Chairman and Chief Executive Officer
 ------------------------------------------------              (Principal Executive Officer)
                Richard D. Kinder


              /s/ MICHAEL C. MORGAN*                                Director, President
 ------------------------------------------------
                Michael C. Morgan


             /s/ EDWARD RANDALL, III*                                     Director
 ------------------------------------------------
               Edward Randall, III


                /s/ FAYEZ SAROFIM*                                        Director
 ------------------------------------------------
                  Fayez Sarofim


                /s/ C. PARK SHAPER                      Vice President, Chief Financial Officer and
 ------------------------------------------------      Treasurer (Principal Financial and Accounting
                  C. Park Shaper                                          Officer)


               /s/ H.A. TRUE, III*                                        Director
 ------------------------------------------------
                  H.A. True, III
     (constituting a majority of the Board of
                    Directors)


 *By:             /s/ JOSEPH LISTENGART
        ------------------------------------------
                    Joseph Listengart
          Attorney-in-fact for persons indicated

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
 4.1     --    Form of Indenture dated as of August 27, 2002 between Kinder
               Morgan, Inc. and Wachovia Bank, National Association, as
               Trustee (filed as Exhibit 4.1 to Kinder Morgan, Inc.'s
               Registration Statement on Form S-4, Registration No.
               333-100338, filed on October 4, 2002).
 4.2*    --    Form of First Supplemental Indenture dated as of December 6,
               2002 between Kinder Morgan, Inc. and Wachovia Bank, National
               Association, as Trustee.
 4.3     --    Form of 6.50% Note (contained in the Indenture filed as
               Exhibit 4.1).
 4.4*    --    Form of Registration Rights Agreement dated as of December
               6, 2002 among Kinder Morgan, Inc., Wachovia Securities,
               Inc., and Barclays Capital Inc.
 5*      --    Opinion of Bracewell & Patterson, L.L.P. as to the legality of the notes being offered.
12*      --    Calculation of Consolidated Ratios of Earnings to Fixed
               Charges.
23.1*    --    Consent of Bracewell & Patterson, L.L.P. (included in their opinion filed as Exhibit 5 hereto).
23.2*    --    Consent of PricewaterhouseCoopers LLP.
24*      --    Powers of attorney.
25*      --    Form T-1 Statement of Eligibility under the Trust Indenture
               Act of 1939 of Wachovia Bank.

---------------

*  Filed herewith.